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                          EXHIBIT 10A


                   REVOLVING CREDIT AGREEMENT

                          by and among
                       HUDSON FOODS, INC.,

      COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
             "RABOBANK NEDERLAND", NEW YORK BRANCH,

     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                   NATIONSBANK OF TEXAS, N.A.,

              CAISSE NATIONALE DE CREDIT AGRICOLE,

                  HARRIS TRUST AND SAVINGS BANK

                               and

      COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
         "RABOBANK NEDERLAND", NEW YORK BRANCH, as Agent

                           dated as of

                         April 26, 1994
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                       TABLE OF CONTENTS


Section                                                      Page

     ARTICLE I - COMMITTED ADVANCES, BID RATE ADVANCES
                 AND CERTAIN FEES

1.01 The Facilities                                             1
1.02 Agency Fee                                                 2
1.03 Facility Fee                                               2

     ARTICLE II - TERMS OF THE ADVANCES

2.01 The Advances                                               2
2.02 Making the Committed Advances                              2
2.03 Bid Rate Credits                                           4

     ARTICLE III - REPAYMENT AND PREPAYMENT OF THE ADVANCES

3.01 Repayment, Optional Prepayment and Application of
     Credit Payments                                            4
3.02 Interest                                                   6
3.03 Increased Costs                                            8
3.04 Changes in Law Rendering Certain Libor Rate Advances
       Unlawful                                                 9
3.05 Payments and Computations                                  9
3.06 Payment on Non-Business Days                               9
3.07 Pro Rata Committed Advances                                9
3.08 Maximum Amount Limitation                                 10
3.09 Notation on Schedule                                      11

     ARTICLE IV - CONDITIONS PRECEDENT

4.01 Conditions Precedent to Initial Advances                  11
4.02 Conditions Precedent to All Advances                      12
4.03 Failure to Provide Certificate                            13

     ARTICLE V - REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties of the Borrower            13

     ARTICLE VI - COVENANTS OF THE BORROWER

6.01 Affirmative Covenants                                     16
6.02 Negative Covenants                                        20

     ARTICLE VII - EVENTS OF DEFAULT

7.01 Events of Default                                         23

     ARTICLE VIII - DEFINITIONS

8.01 Certain Defined Terms                                     26
8.02 Construction                                              35
8.03 Currency                                                  35

     ARTICLE IX - THE AGENT

9.01 Authorization and Action                                  35
9.02 Duties and Obligations                                    35
9.03 Agent and Affiliates                                      36
9.04 Bank Credit Decision                                      36
9.05 Indemnification                                           36
9.06 Resignation of Agent                                      37
9.07 Exchange of Information                                   37
9.08 Benefit of the Banks Only                                 37

     ARTICLE X - MISCELLANEOUS

10.01     Amendments, Etc.                                     38
10.02     Notices, Etc.                                        38
10.03     No Waiver; Remedies                                  38
10.04     Accounting Terms                                     39
10.05     Costs, Expenses and Taxes                            39
10.06     Right of Set-off                                     39
10 07     Indemnification                                      40
10.08     Severability of Provisions                           41
10.09     Binding Effect; Successors and Assigns;
            Participations                                     41
10.10     Consent to Jurisdiction                              42
10.11     Governing Law                                        42
10.12     Banks' Obligations Several, Not Joint                43
10.13     Execution in Counterparts                            43
10.14     Waiver of Jury Trial                                 43
10.15     No Oral Agreements                                   43
10.16     Continuation of Existing Indebtedness, Liabilities
            and Obligations                                    43

                 LIST OF SCHEDULES AND EXHIBITS

Schedule 5.01(j)    Description of Certain Tax Matters
Schedule 6.02(a)    Description of Certain Liens, Lease
                    Obligations, Etc.
Schedule 6.02(d)    Description of Liabilities
Schedule 8.01       Subordinated Debt
Exhibit A           Form of Promissory Note
Exhibit B           Form of Guaranty
Exhibit C           Form of Legal Opinion
Exhibit D           Form of Notice of Committed Borrowing
Exhibit E           Form of Request for Bids
Exhibit F           Form of Outstandings Report
Exhibit G           Form of Letter Agreement Described in Section
                    4.01(i)
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                  REVOLVING CREDIT AGREEMENT

                   Dated as of April 26, 1994


     HUDSON FOODS, INC., a Delaware corporation (the "Borrower"), COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH ("Rabobank") and the other commercial, banking and financial institutions whose signatures appear on the signature pages hereof or which hereafter become parties hereto pursuant to Section 10.09 (Rabobank and such other additional commercial, banking or financial institutions are sometimes referred to hereinafter collectively as the "Banks" and individually as a "Bank") and Rabobank, as agent for the Banks hereunder (in such agency capacity, the "Agent"), agree as follows:


                            ARTICLE I
              COMMITTED ADVANCES, BID RATE ADVANCES
                        AND CERTAIN FEES

     SECTION 1.01. The Facilities. (a) Each Bank agrees, severally and not jointly, on the terms and conditions hereinafter set forth, to extend credit to the Borrower during the period from the date hereof to the Termination Date (this and certain other capitalized terms are defined in Section 8.01) by making advances (the "Committed Advances") to the Borrower on a revolving basis from time to time; provided that at no time shall any Bank be obligated to make a Committed Advance in any amount which would exceed the lesser of (i) such Bank's Available Commitment at such time, or (ii) such Bank's Available Commitment Share of the Committed Borrowing pertaining to such Committed Advance. Within the foregoing limit, and subject to the terms and conditions hereunder set forth, the Borrower may borrow pursuant to this
Section 1.01(a), prepay pursuant to Section 3.01(b), and reborrow in accordance with this Section 1.01(a).

          (b) Each Bank may, severally and not jointly, on the terms and conditions hereinafter set forth, extend credit to the Borrower during the period from the date hereof to the Termination Date by making advances (the "Bid Rate Advances") to the Borrower or otherwise extending Bid Rate Credit to the Borrower from time to time; provided that at no time shall any Bank make a Bid Rate Advance or otherwise extend any Bid Rate Credit in any amount which would exceed the amount of such Bank's Available Commitment at such time.

          (c) The Borrower shall have the right, upon at least five (5) Business Days' notice to a Bank, to terminate in whole or reduce in part such Bank's Available Commitment (which shall include the termination in whole or the reduction in part of the obligation of such Bank to make Advances to the Borrower in the amount specified in Section 1.01(a) in the event of such termination or reduction), provided, however, that each partial reduction shall be in the amount of $5,000,000 or an integral multiple thereof.

          (d) So long as no Event of Default shall have occurred and be continuing at such time, the Borrower may request, at least sixty (60) days prior to each anniversary of the date hereof, Agent and the Banks to extend the Termination Date to the third anniversary date next following the date of such determination. Such request shall be in writing to Agent and each Bank. Within the thirty (30) day period immediately following its receipt of such request, each Bank shall notify the Borrower in writing whether it elects to so extend the Termination Date. Any failure by a Bank to so notify the Borrower shall be deemed a decision by such Bank to not extend the Termination Date. No Bank shall be obligated to extend the Termination Date, and if less than all of the Banks elect to extend the Termination Date pursuant to this
Section 1.01(d), the Termination Date shall not be extended.

     SECTION 1.02. Agency Fee. The Borrower agrees to pay to the Agent, for its account, an annual agency fee (the "Agency Fee") in an amount determined jointly by the Borrower and the Agent from time to time and set forth in a separate letter agreement between the Borrower and Agent (the "Agency Fee Letter").

     SECTION 1.03. Facility Fee. The Borrower agrees to pay to each Bank a facility fee on the amount of such Bank's Commitment (as such Commitment may be reduced from time to time pursuant to Section 1.01(c)) from the date hereof until the Termination Date at the rate of one-quarter of one percent (0.25%) per annum, payable in arrears on the last day of each calendar quarter during the term of such Bank's Commitment, commencing on the last day of the calendar quarter first occurring after the date hereof, and on the Termination Date (the "Facility Fee").


                           ARTICLE II
                      TERMS OF THE ADVANCES

     SECTION 2.01 The Advances. Each Advance shall be in an amount of $500,000 or a greater amount which is an integral multiple of $50,000.

     SECTION 2.02. Making the Committed Advances. (a) Each Committed Advance shall be made, to the extent that a Bank is so obligated under Section 1.01, on notice from the Borrower in writing in the form of Exhibit D hereto (a "Notice of Committed Borrowing") to the Agent delivered before 11:00 A.M. (New York City time) on, (i) in the case of a LIBOR Rate Advance, a Business Day which is at least two (2) Business Days prior to the first day of the Interest Period for such Committed Borrowing and (ii) in the case of a Base Rate Advance, on the first day of the Interest Period for such Committed Borrowing, containing the representations and other information contemplated in Exhibit D hereto and accompanied by a duly executed Outstandings Report dated as of the first day of the Interest Period for such Committed Borrowing. The Agent shall in turn promptly notify each Bank by telephone (confirmed immediately by telex, cable or facsimile), telex, cable or facsimile of the aggregate amount of, and the initial Interest Period for, such Borrowing and such Bank's ratable portion of such Borrowing. Each Bank shall, not later than 1:00 P.M. (New York City time) on the date of such Borrowing specified in the notice received from the Agent pursuant to the preceding sentence, deposit such Bank's ratable portion of such Borrowing in same day funds to the Agent's Depository Account and include in a communication accompanying such deposit a reference that such funds pertain to a Committed Borrowing by the Borrower under this Agreement. Not later than 3:00 P.M. (New York City time) on the later of the date of such Borrowing specified in such notice or the first Business Day thereafter upon which the applicable conditions set forth in
Article IV have been fulfilled, Agent will make such Advance available, to the extent that Agent is so obligated under Section 1.01, to the Borrower in same day funds at Agent's address referred to in Section 10.02.

          (b) Each Notice of Committed Borrowing shall be irrevocable and binding on the Borrower and, in respect of the Committed Borrowing specified in such Notice of Committed Borrowing, the Borrower shall indemnify each Bank against any loss or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Article IV, including, without limitation, any loss (including loss of Anticipated Profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund the Advance to be made by such Bank as part of such Committed Borrowing when such Advance, as a result of such failure, is not made on such date. Provided that notice shall have been given to Borrower of the reasons therefor, determinations by a Bank for purposes of this
Section 2.02(b) shall be conclusive, provided that such determinations are made reasonably and in good faith.

          (c) Unless the Agent shall have received notice from a Bank prior to the date of any Committed Borrowing that such Bank will not make available to the Agent such Bank's ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such ratable portion available to the Agent, Rabobank may, in its sole discretion, make such ratable portion so available, in which case such portion shall constitute an additional Committed Advance made by Rabobank in connection with such Committed Borrowing, and Rabobank's Commitment in connection with such Committed Borrowing shall be deemed increased to the extent required in order for Rabobank to make such portion so available.

          (d) The failure of a Bank to make the Committed Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Committed Advance on the date of such Committed Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Committed Advance to be made by such other Bank on the date of any Borrowing.

     SECTION 2.03. Bid Rate Credits. From time to time, Borrower may request of any one or more of the Banks, and any one or more such Banks may in their sole and absolute discretion agree, to extend credit to the Borrower in the form of Advances, Acceptances, Letters of Credit or otherwise to the Borrower in such amount, at such pricing and on such other terms and conditions as are agreed to by the Borrower and such Bank from time to time and are not inconsistent with the terms and provisions of this Agreement (each, a "Bid Rate Credit" and collectively, the "Bid Rate Credits").
Such requests shall be made telephonically to such Banks as Borrower may select in its sole discretion and confirmed promptly in writing by delivery of completed Requests for Bids in the form of Exhibit E hereto. Each Request For Bids shall be for an amount not less than $500,000 (or, if greater, an integral multiple of $500,000). No Bank shall be obligated to make any Bid Rate Credit at any time unless such Bank in its sole and absolute discretion then chooses to do so. Any and all Bid Rate Credits made by any Bank(s) pursuant to this Section 2.03 shall be entitled to all of the rights, protections, and benefits of this Agreement and each of the other Loan Documents.


                           ARTICLE III
            REPAYMENT AND PREPAYMENT OF THE ADVANCES

     SECTION 3.01. Repayment, Optional Prepayment and Application of Certain Payments. (a) The Borrower shall repay the aggregate unpaid principal amount of all Committed Advances of each Bank in accordance with the terms of the promissory notes of the Borrower, in substantially the form of Exhibit A hereto (the "Notes"), evidencing the indebtedness resulting from such Advances and delivered to the Bank pursuant to Article IV or Section 10.08. All payments of principal of, or interest, premium or other amounts on, the Committed Advances shall be made by the Borrower to the Agent in immediately available funds for the account of the holders of the relevant Notes. All payments of principal of, or interest, premium or other amounts on, the Bid Rate Credits shall be made by the Borrower to the respective Bank or Banks which extended such Bid Rate Credits in accordance with the terms and conditions agreed upon between the Borrower and respective Bank or Banks with respect thereto. All payments of the Facility Fee shall be made by the Borrower to the Banks by a check payable to the order of each such Bank which is duly honored upon the presentment thereof, or in immediately available funds, in each case, pro rata according to their respective Commitments. All payments of the fees described in the Agency Fee Letter shall be made by the Borrower to the Agent by check for the account of Rabobank as Agent. Payments shall be made to the Agent and/or Banks at their respective addresses specified in Section 10.02 (or at such other addresses as they may have specified for such purposes in written notices to the Borrower) not later than 1:00 p.m. (New York City time) on the due date (or such time as is agreed upon by the Borrower and the Agent and/or Banks, as the case may be, on the date due. The Agent shall promptly remit to each Bank in immediately available funds such Bank's share of all such payments received by the Agent for the account of such Bank. All payments by the Borrower of principal, interest, fees, indemnities and other amounts payable to any recipient hereunder shall be made without setoff or counterclaim and free and clear of, and without withholding or deduction for or on account of, any present or future taxes now or hereafter imposed on such recipient or its income, property, assets or franchise.

          (b) The Borrower may, upon at least one Business Day's notice to the Agent and the Banks, and if such notice is given the Borrower shall, prepay the outstanding amount of any Advances in whole or in part (pro rata among the Banks after and during the continuance of an Event of Default), with accrued interest to the date of such prepayment on the amount prepaid and any and all amounts payable in respect thereof hereunder; provided, however, that any prepayment of any Advance shall be made on, and only on, the last day of an Interest Period for such Advance and, in the event that any Bank receives payment of the principal of any Advance other than on the last day of the Interest Period relating to such Advance (whether due to prepayments made by the Borrower, or due to acceleration of the Bank Obligations, or due to any other reason), the Borrower shall pay to such Bank on demand any amounts required to compensate the Bank for any additional losses, costs or expenses which it may incur as a result of such payment. Provided that notice shall have been given to Borrower of the reasons therefor, determinations of such losses, costs or expenses by a Bank for purposes of this Section 3.01(b) shall be conclusive, provided that such determinations are made reasonably and in good faith. All payments of principal made pursuant to this Section 3.01(b) shall be applied to the outstanding balance in inverse order of maturity.

          (c) Prior to the occurrence and continuation of an Event of Default, each payment of principal shall be applied to such of the maturing Committed Advances or Bid Rate Credits as the Borrower shall direct; provided, that (i) any Advances of the Borrower maturing the same day shall be paid pro rata among such Advances and (ii) any payments in respect of a Committed Advance shall be paid to the Agent for the account of the holders of the Notes, which payments shall be remitted to such holders. Concurrently with each remittance to any Bank of its share of any such payment in respect of a Committed Advance, the Agent shall advise each Bank as to the application of such payment. Following the occurrence and during the continuation of an Event of Default, the Agent and the Banks shall apply all collections and recoveries of the Advances and the other Bank Obligations hereunder to payment of outstanding Bank Obligations on a pro rata basis to each Bank based on the respective amount of such Bank Obligations owed to each Bank (whether or not mature and currently payable). Without limiting the foregoing, in the case of payments of principal made following the occurrence and during the continuation of an Event of Default while there are Bank Obligations consisting of Letter of Credit Liabilities and Acceptances then outstanding, each Bank primarily or contingently liable with respect thereto may, at its option, require the Borrower to deposit with such Bank funds equal to the amount of payment of principal that such Bank would have received with respect thereto had the undrawn face amount thereof been an outstanding Advance (and if the Borrower fails to promptly make such deposit, such Bank may advance such amount as a Committed Advance). Any such deposit or advance described in the immediately preceding sentence shall be held by such Bank as a reserve to fund future payments by such Bank on such Letter of Credit Liabilities and Acceptances, at such time as all of such Bank Obligations have been drawn upon or expired any remaining amounts in such reserve shall be applied to the other remaining Bank Obligations. The Agent shall endeavor to promptly notify the Borrower and each Bank of the occurrence of an Event of Default; provided, however, that a failure by the Agent to give such a notice shall not impair the rights of the Agent or any Bank with respect to any such Event of Default or result in any liability to the Agent. The Banks and Agent agree that if any distribution shall be made by the Agent contrary to this Section 3.01(c) (whether because the Agent shall not, at the time of distribution, have been aware of the occurrence of any Event of Default or otherwise), the Banks shall cooperate with the Agent to redistribute payments, collections or recoveries in accordance with this Section 3.01(c).

     SECTION 3.02. Interest. (a) The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal is paid in full at the Applicable Rate (as hereinafter defined) as set forth below.

          (b) The period between the date of each Advance and the date of payment in full of such Advance shall be divided into successive periods, each such period being an "Interest Period" for such Advance. Notwithstanding the duration of the applicable Interest Period, interest on the unpaid amount of each Advance shall be due and payable in accordance with Section 3.02(c) below and the other applicable provisions of this Agreement. The initial Interest Period for each Advance shall begin on the date of such Advance and end on the last day of such period as selected by the Borrower, and thereafter, each subsequent Interest Period for such Advance shall begin on the last day of the immediately preceding Interest Period for such Advance and end on the last day of such period as selected by the Borrower in accordance with the terms hereof. The duration of each such Interest Period for each Advance shall be the period commencing on (and including) the date upon which such Advance is made and (x) in regards to LIBOR Rate Advances and those Base Rate Advances made for periods of one month or greater, ending on (but excluding) the day numerically corresponding to such date one month or three months thereafter, in each case as selected by the Borrower in the relevant Notice of Committed Borrowing, (y) in regards to Base Rate Advances made for periods of less than one month, ending on the date on which the principal amount of such Base Rate Advance becomes due and payable and (z) in regards to Bid Rate Credits, ending on such date as is agreed to between the Borrower and each Bank which makes such Bid Credit available to the Borrower; provided, however, that:

               (i) the duration of any Interest Period for any Advance that commences before the Termination Date and otherwise ends after the Termination Date shall end on the Termination Date;

              (ii) the duration of Interest Periods shall be the same for all Committed Advances comprising a Committed
          Borrowing;

             (iii) any Interest Period which would otherwise end on a day which is not a Business Day shall continue to and end on the next succeeding Business Day, unless the result would be that such Interest Period would be extended to the next succeeding calendar month in which case such Interest Period shall end on the next preceding Business Day;

              (iv) if there exists no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month; and

               (v) if the Borrower fails to select the duration of any Interest Period for an Advance, the duration of such Interest Period shall be one month or such other duration as shall be required in order to comply with the provisions hereof.

          (c) The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is due, payable on (x) in the case of Advances during any Interest Period with respect to which interest is payable hereunder at the Base Rate (other than those made for periods of less than one month), the last day of each calendar month and on the Termination Date, and (y) in all other cases, on the last day of each Interest Period for such Advance, at an interest rate per annum equal at all times during such Interest Period for such Advance to the Applicable Rate (as defined below); provided, however, that for any Advance having an Interest Period of three months, interest thereon shall be due and payable monthly in arrears, commencing on the day one month after the first day of such Interest Period, and on the last day of such Interest Period. The term "Applicable Rate", as used herein, shall mean an interest rate per annum equal at all times during the Interest Period then applicable to such Advance to whichever of the following rates is selected by the Borrower:

          (i) in the case of Committed Advances, either (A) the Base Rate, as the same shall from time to time change as and when the Base Rate changes; or (B) one and one-quarter percent (1.25%) in excess of the LIBOR Rate in effect on the first day of such Interest Period; or

         (ii) in the case of Bid Rate Advances, the Bid Rate in effect on the first day of such Interest Period of such Bank as is making such Bid Rate Advance;

provided, however, that if any Bank is unable to acquire the funds upon which the interest rate described in clause (i)(B) or (ii) immediately above is based for such Interest Period or the Borrower fails to select an interest rate in accordance with the terms hereof, then the Applicable Rate for such Interest Period will be the Base Rate; provided, further, that in no event shall the Applicable Rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the "Maximum Rate").

          (d) All past due principal and, to the extent permitted by applicable law, interest, fees and other amounts owing hereunder upon the Advances, shall bear interest, from the date such amount becomes due to the date such amount is paid in full, at the Default Rate (as defined below) and shall be due and payable upon demand. The term "Default Rate", as used herein, means the lesser of
(i) the Maximum Rate, or (ii) the rate per annum which shall from day-to-day be equal to two percent (2%) in excess of the Base Rate.

     SECTION 3.03. Increased Costs. (a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by any Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), shall result in any increase in the cost to any Bank of making, funding or maintaining any Advance, then the Borrower shall from time to time, upon demand by such Bank, pay to such Bank additional amounts sufficient to indemnify such Bank against such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes, provided that the determination of such increased costs shall have been made in good faith.

          (b) If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by any Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Bank and any Bank determines that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend hereunder and other commitments of this type, then, upon demand by such Bank, the Borrower shall immediately pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that any Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend hereunder. A certificate as to such amounts, submitted to the Borrower by such Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes, provided that the determination of such amounts shall have been made in good faith.

     SECTION 3.04 Changes in Law Rendering Certain LIBOR Rate Advances Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of an affected Bank should raise a substantial question as to whether it is) unlawful for such affected Bank to make, maintain or fund LIBOR Rate Advances of a certain type, then (a) such affected Bank shall promptly notify each of the other parties hereto, (b) the obligation of all Banks to make LIBOR Rate Advances of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (c) if the affected Bank so requests, the Borrower shall, on such date as may be required by the relevant applicable law, repay, prepay or convert to Base Rate Advances all then outstanding LIBOR Rate Advances of such type made to the Borrower by such affected Bank together with accrued interest thereon and all amounts then due, if any, hereunder, other than amounts that would otherwise be payable under Section 10.05(b).

     SECTION 3.05. Payments and Computations. The Borrower shall make each payment hereunder and under the Notes not later than 2:00 P.M. (New York City time) on the day when due in lawful money of the United States of America to each Bank and/or the Agent, as the case may be at its address referred to in Section 10.02 in same day funds. The Borrower hereby authorizes each Bank, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of the Borrower with such Bank any amount so due. All computations of interest accrued at the Applicable Rate (but not the Base Rate or Maximum Rate) hereunder and under the Notes and commitment fee hereunder shall be made by each Bank on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed, and all computations of interest accrued at the Base Rate or Maximum Rate shall be based upon a year with 365 or 366 days, as appropriate).

     SECTION 3.06. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due, on a day which is not a Business Day, such payment may be made on the next succeeding Business Day (subject to Section 3.02(b)(iii) hereof), and such extension of time shall in such case be included in the computation of payment of interest, commitment fee or other fee, as the case may be.

     SECTION 3.07. Pro Rata Committed Advances. The Borrower and the Banks acknowledge and agree that all Committed Advances made on or after the date hereof, and all increases and decreases thereof, are to be made and incurred pro rata by the Banks in accordance with such Bank's Available Commitment Share or in such other manner as the Banks among themselves may agree from time to time, except as otherwise required by Section 3.04; and each Bank's actual outstanding Committed Advances shall be adjusted from time to time by each Bank purchasing or selling at par from or to the other Banks, as the case may be, a portion of these Committed Advances simultaneously with each such increase or decrease, such that each Bank's position in each shall equal such Bank's Available Commitment Share at all times.

     SECTION 3.08. Maximum Amount Limitation. Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, neither Borrower nor any other Person liable for the Bank Obligations shall ever be required to pay unearned interest on any Note or any of the Bank Obligations, or ever be required to pay interest on any Note or any of the Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, any Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this agreement, any Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any, provided, however, that if at any time thereafter such effective rate of interest shall be less than the Maximum Rate, if any, the rate of interest contracted for, charged, or received under this Agreement, any Note or any of the other Loan Documents shall be the Maximum Rate until each Bank shall have received the interest or discount it otherwise would have received but for such limitation to the Maximum Rate. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower, or any other Person liable for the Bank Obligations to any Bank under this Agreement, any Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to Borrower or other Person, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by any Bank under its Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to such Bank, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Note, and any renewals thereof all interest at any time contracted for, charged or received by such Bank in connection therewith. This Section 3.08 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 3.08 shall be deemed to be incorporated in every Loan Document and communication related thereto.

     SECTION 3.09. Notation on Schedule. Each Bank shall, and is hereby authorized by Borrower to place appropriate notations on the schedule to each Bank's Note evidencing the date, amount, interest date and maturity of each Advance and the amount of each payment of principal; provided, however, that the failure of a Bank to make such notation shall not limit or otherwise affect the obligations of Borrower under the Notes or this Agreement.


                           ARTICLE IV
                      CONDITIONS PRECEDENT

     SECTION 4.01. Conditions Precedent to Initial Advances. The effectiveness of this Agreement and the obligation of each of the Banks to make its initial Advance is subject to the condition precedent that the Agent shall have received at least two Business Days before the day of such Advance the following, each dated the day of such Advance, in form and substance satisfactory to the Agent and the Banks:

          (a)  This Agreement and the Notes,

          (b) A guaranty duly executed by Hudson Farms, Inc., an Arkansas corporation (the "Guarantor", and together with the Borrower collectively the "Loan Parties" and individually a "Loan Party"), in substantially the form attached hereto as Exhibit B (the "Guaranty"),

          (c) Certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements which name the Borrower (under its present name and any previous name) as debtor and which are filed in the jurisdictions referred to in office of the Arkansas Secretary of State, together with copies of such financing statements,

          (d) Copies, certified by the Secretary, Assistant Secretary, or Chief Financial Officer of each Loan Party of the resolutions of the Board of Directors of such Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Loan Document, including, without limitation, certificates of good standing and certified copies of each Loan Party's Certificate of Incorporation and Bylaws,

          (e) A certificate of the Secretary, Assistant Secretary or Chief Financial Officer of Borrower, dated as of the date of the initial Advance, certifying (i) that no Event of Default exists on the date of, or will exist as a result of, the initial Advance;
(ii) that the representations and warranties in Section 5.01 are true and correct as of and immediately after the initial Advance;
(iii) that the Borrower has performed and complied with all agreements and conditions required to be performed or complied with it prior to or on the date of the initial Advance; and (iv) the names and true signatures of the officers of Borrower authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder,

          (f)  A favorable opinion of Messrs. Wright, Lindsey &
Jennings, counsel for the Loan Parties, in substantially the form of Exhibit C and as to such other matters as the Banks may reasonably request,

          (g) The Agency Fee Letter, duly executed and delivered by the Borrower to the Agent,

          (h) Payment for the sole account of the Agent of the full amount of the arrangement fee provided for in that certain letter agreement dated February 25, 1994 between the Borrower and the Agent, and

          (i) A letter agreement, in substantially the form of Exhibit G hereto, executed by all of the parties to that certain Amended and Restated Credit Agreement dated as of September 23, 1992 (the "Secured Credit Agreement"), by and among the Borrower, the Guarantor, Bank of America National Trust and Savings Association ("Bank of America"), Nations Bank of Texas, N.A., Rabobank, Caisse Nationale de Credit Agricole ("Credit Agricole"), Harris Trust and Savings Bank ("Harris") and Bank of America, as collateral agent, executed by all of the parties thereto.

     SECTION 4.02. Conditions Precedent to All Advances. The obligation of the Banks to make each Advance (including the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance:

          (a) the following statements shall be true (and the receipt by the Borrower of the proceeds of such Advance shall be deemed to constitute a representation and warranty by the Borrower that such statements are true on such date):

               (i) The representations and warranties contained in Section 5.01 of this Agreement and in Section 5 of the Guaranty are correct on and as of the date of such Advance as though made on and as of such date,

               (ii) No event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default (as defined in Section 7.01 hereof) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

              (iii) Borrower on such date is in compliance with the compliance criteria set forth in each of the financial covenants contained in subparagraphs (f), (g), (h) and (i) of Section 6.01 as if the Borrower's compliance therewith was to be measured as of such date and for such periods ended on such date (rather than on the measured dates specified therein).

          (b) the Banks shall have received such other approvals, opinions or documents, including guarantees executed by any or all of Borrower's Affiliates, as the Banks may reasonably request.

     SECTION 4.03. Failure to Provide Certificate. Notwith-standing the conditions precedent in Sections 4.01 and 4.02 requiring the delivery of the certificates set forth therein, any request by Borrower for an Advance or Letter of Credit will be deemed to be a representation by Borrower, as to the facts set forth in each of said Sections whether or not the certificate required therein is delivered.


                            ARTICLE V
                 REPRESENTATIONS AND WARRANTIES

     SECTION 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

          (a) The Borrower. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement. The Borrower has no subsidiaries which are not a Guarantor, except Ohse Transportation, Inc., a Kansas corporation, and Hudson Foods Poland s.p. zo.o., a Polish limited liability company.

          (b) The Loan Documents. The execution, delivery and performance by the Borrower of each Loan Document to which it is or will be a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower's charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant hereto) upon or with respect to any of its properties.

          (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any Loan Document to which it is or will be a party.

          (d) Enforceability. This Agreement is, and each other Loan Document to which the Borrower will be a party when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (e) Financial Condition and Operations. The balance sheets of the Borrower and its subsidiaries as at January 1, 1994, and the related statements of income and cash flows of the Borrower and its subsidiaries for the fiscal period then ended, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its subsidiaries as at such date and the results of the operations of the Borrower and its subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since January 1, 1994, there has been no material adverse change in such condition or operations.

          (f) Litigation. There is no pending or threatened action or proceeding affecting the Borrower or any of its subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of the Borrower or any subsidiary.

          (g) Use of Proceeds of Advances, Etc. (i) No proceeds of any Committed Advance or Bid Rate Credit will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934; (ii) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of any Committed Advance or Bid Rate Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; following application of the proceeds of each Committed Advance or Bid Rate Credit, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its subsidiaries on a consolidated basis) subject to the provisions of Section 6.02(a) will be margin stock (within the meaning of Regulation U).

          (h) ERISA. (i) All members of any Controlled Group have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA and the Code applicable to each Plan, and there are no existing conditions that would give rise to material liability thereunder, (ii) with respect to each Plan, all members of any Controlled Group have made all material contributions or payments to or under each Plan required by law, by the terms of such Plan or the terms of any contract or agreement, (iii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Plan, and there are no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, with respect to any Plan which pose a risk of causing a lien to be created on the assets of the Borrower or any of its subsidiaries or which will result in the occurrence of a Reportable Event, (iv) no material liability to the PBGC has been, or is expected to be, incurred by any member of any Controlled Group, (v) no member of any Controlled Group has been required to contribute to a Multiemployer Plan or has incurred or reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan, and (vi) no prohibited transaction under ERISA or the Code has occurred with respect to any Plan which could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, of any Plan.

          (i) Solvency. The Borrower and each of its subsidiaries is and, after giving effect to the initial Advance, will be solvent, that the execution, delivery and performance of any of the Loan Documents to which the Borrower or any of its subsidiaries is a party does not and will not render such Person insolvent, that any property remaining with such Person after execution, delivery and performance of the Loan Documents to which it is a party is not an unreasonably small capital for the conduct of its business and that each execution, delivery and performance is not intended to and will not hinder, delay or defraud any Person to which the Borrower or any of its subsidiaries was, is or may be liable.

          (j) Taxes. The Borrower and each subsidiary has filed all federal, state and other income tax returns which are required to be filed and has paid all taxes as shown on said returns, and all taxes due or payable without returns and all assessments received to the extent that such taxes or assessments have become due. All tax liabilities of the Borrower and each subsidiary are adequately provided for on the books of the Borrower and each subsidiary (including interest and penalties pertaining thereto to the extent that the same are estimable). Except as described on
Schedule 5.01(j) attached hereto and incorporated herein by reference, no income tax liability of a material nature has been asserted by taxing authorities for taxes in excess of those already paid, and federal, state and other income tax returns of Borrower and each subsidiary have been examined and reported on by the taxing authorities or closed by applicable laws and satisfied for all years prior to and including the 1987 tax year.

          (k) Environmental Matters. Except as disclosed in the Borrower's Form 10-K Annual Report for its fiscal year ended 1993 and except with respect to matters the effect of which would not be material and adverse to the properties, business, prospects, profits or condition (financial or otherwise) of the Borrower or any of its subsidiaries: (i) neither the Borrower nor any of its subsidiaries has generated, transported or disposed of any Hazardous Substance; (ii) neither the Borrower nor any of its subsidiaries is currently generating, transporting or disposing of any Hazardous Substance; (iii) neither the Borrower nor any of its subsidiaries has knowledge, based upon diligent inquiry, that (A) any of its fixed assets (whether owned, leased or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substance, or (B) any of its business operations have contaminated lands or waters of others with any Hazardous Substance; (iv) neither the Borrower nor any of its subsidiaries, nor any of their respective assets, are subject to any liability under Environmental Law nor, to the best of the Borrower's and each subsidiary's knowledge following diligent inquiry any threatened liability under any Environmental Law; (v) neither the Borrower nor any of its subsidiaries has received any notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or a threatened release of any Hazardous Substance for which either the Borrower or any of its subsidiaries is or may be liable; (vi) to the best of the Borrower's and each subsidiary's knowledge, following diligent inquiry, neither the Borrower nor any of its subsidiaries is in violation of any Environmental Law; and (vii) neither the Borrower nor any of its subsidiaries has failed to obtain any permits or licenses required by any Environmental Law.


                           ARTICLE VI
                    COVENANTS OF THE BORROWER

     SECTION 6.01. Affirmative Covenants. So long as any amount payable hereunder or under the Notes shall remain unpaid or any Bank shall have any commitment hereunder, the Borrower will, unless Agent, after obtaining the approval of the Majority Banks, shall otherwise consent in writing:

          (a) Payment of Taxes and Claims. Cause to be paid and discharged all lawful taxes, assessments or governmental charges imposed upon the income, profits or property of the Borrower and its subsidiaries before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a lien upon Borrower's or its subsidiaries' property or any part thereof; provided, however, that the Borrower and its subsidiaries shall not be required to cause to be paid or discharged any such tax, assessment, governmental charge or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrower shall, and shall cause each subsidiary to, pay such tax, charge or claim before any property subject thereto shall be sold to satisfy a lien.

          (b) Compliance with Applicable Laws. Comply, and cause each of its subsidiaries to comply, with the requirements of all applicable laws and orders, except where contested in good faith and by proper proceedings, and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business and those of its subsidiaries.

          (c) Preservation of Property. Keep, and cause each of its subsidiaries to keep, its properties which are useful in their respective businesses, whether owned in fee or otherwise, or leased, in good operating condition, ordinary wear and tear excepted, and comply with, and cause each subsidiary to comply with, all leases to which it or any subsidiary is a party or under which it or any subsidiary occupies property so as to prevent any loss or forfeiture thereunder.

          (d) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any Bank, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of and visit the properties of, and, upon and during the continuance of an Event of Default, to do so at the expense of Borrower and any of its subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its subsidiaries with any of their respective officers or directors.

          (e) Reporting Requirements. Furnish to the Agent and each Bank: (i) as soon as available and in any event within 30 days after the end of each month, unaudited consolidated balance sheets and unaudited consolidated statements of income of the Borrower and its subsidiaries as of the end of such month certified by the Chief Financial Officer, Secretary or Treasurer of the Borrower; (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated financial statements for such year for the Borrower and its subsidiaries, certified in a manner acceptable to the Agent by Coopers & Lybrand or other independent public accountants acceptable to the Agent; (iii) promptly after the filing or receiving thereof, copies of all reports and notices which the Borrower or Guarantor files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, or which the Borrower or Guarantor receives therefrom; (iv) as soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited consolidated financial statements for such quarter for the Borrower and its subsidiaries, certified by the Chief Financial Officer or Secretary/Treasurer of the Borrower, and a compliance certificate in form and substance satisfactory to Agent, showing the calculation of each financial covenant as of such quarter-end, executed by the Chief Financial Officer or Secretary/Treasurer of Borrower; (v) promptly, upon the occurrence of an Event of Default or an event that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event; (vi) weekly Outstandings Reports in the form of Exhibit F hereto setting forth the amounts and types of Advances made and Bid Rate Credits extended by each Bank; (vii) promptly after the filing or receiving thereof, copies of all reports and notices which the Borrower or Guarantor files with the Securities and Exchange Commission or similar state regulatory body, or which the Borrower or Guarantor receives therefrom; and
(viii) such other information respecting the condition or operations, financial or otherwise, of the Borrower or the Guarantor as the Agent or any Bank may from time to time reasonably request.

          (f) Working Capital. Maintain as of the last day of each fiscal quarter (i) a ratio of current assets to current liabilities (exclusive of current deferred taxes) of not less than
1.5 to 1.0, and (ii) an excess of current assets over current liabilities (exclusive of current deferred taxes) of not less than $60,000,000; and the calculation thereof shall be on a basis which in all respects is consistent with the provisions of Section 10.04.

          (g) Net Worth. Maintain as of the last day of each fiscal quarter a Tangible Net Worth (as hereinafter defined) of not less than the sum of (i) $129,000,000, plus (ii) the amount of all proceeds of any issuance of capital stock of Borrower, plus (iii) the amount of any Subordinated Debt which is converted into capital stock of Borrower, plus (iv) in the case of each fiscal quarter ending on or after October 2, 1994, the Applicable Net Income Carryover (as hereinafter defined). "Tangible Net Worth" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6.01(e), excluding, however, from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) treasury stock, (iii) securities which are not readily marketable, (iv) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock, (v) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the date hereof, and (vi) any items not included in clauses (i) through (v) above which are treated as intangibles in conformity with generally accepted accounting principles. "Applicable Net Income Carryover" at any time that any determination thereof is to be made means an amount equal to the sum of (i) sixty percent (60%) of the Borrower's net income for its fiscal year immediately preceding October 2, 1994, plus (ii) sixty percent (60%) of the Borrower's net income for each and every fiscal year ending on or after October 2, 1994 which has ended on or before the date such determination of Applicable Net Income Carryover is to be made; provided, however, that in the event that the Borrower's net income for any fiscal year described above is less than zero, the Borrower's net income for such fiscal year shall be deemed to be zero for purposes of calculating Applicable Net Income Carryover.

          (h) Minimum Leverage Ratio. Maintain as of the last day of each fiscal quarter a Leverage Ratio (as hereinafter defined) of not more than 0.5 to 1.0. "Leverage Ratio" means for any period of determination thereof, the quotient (expressed as a ratio) of
(I) the sum of (A) indebtedness with maturities greater than one year (including all current portions thereof), plus (B) subordinated debt, divided by (II) the sum of (A) indebtedness with maturities greater than one year (including all current portions thereof), plus (B) subordinated debt, plus (C) book equity, plus
(D) long-term deferred taxes attributable to Borrower's prior use of cash accounting, plus (E) deferred taxes attributable to Borrower's use of the "farm price" method of accounting for deferred taxes.

          (i) Cash Flow Ratio. Maintain as of the last day of each fiscal quarter a Cash Flow Coverage Ratio of not less than 1.3 to 1.0 on a rolling eight fiscal quarter basis. "Cash Flow Coverage Ratio" means for any period of determination thereof, the quotient (expressed as a ratio) of (I) the sum of (A) earnings before taxes, plus (B) interest paid, plus (C) lease expenses, plus
(D) depreciation and amortization, divided by (II) the sum of (A) interest paid, plus (B) lease expenses, plus (C) principal payments on long term debt and capital leases other than Qualifying Balloon Payments (as hereinafter defined), plus (D) dividends, purchases or other acquisitions by the Borrower or any of its subsidiaries of any stock of the Borrower and distributions of assets to the Borrower's stockholders as such. "Qualifying Balloon Payments" at any time that any determination thereof is made means the Balloon Portion (as hereinafter defined) of the final principal payment due on the final maturity date of any long term debt or capital lease having a final maturity date during such fiscal quarter; provided, however, that no such Balloon Portion shall constitute a Qualifying Balloon Payment if (a) the Agent determines in good faith that it is unlikely that the Borrower will be able to refinance the Balloon Portion when due or within sixty (60) days thereafter with Qualifying Replacement Financing (as defined below) or (b) the Agent determines in good faith that the Borrower is not diligently pursuing reasonable efforts to accomplish a refinancing of the Balloon Portion when due or within sixty (60) days thereafter with Qualifying Replacement Financing or (c) more than sixty (60) days have elapsed since the Balloon Portion became due and the Borrower did not prior to expiration of such period refinance the Balloon Portion with Qualifying Replacement Financing. "Balloon Portion" at any time that any determination thereof is to be made means the portion of a final principal payment due on the final maturity date of any long term debt or capital lease which exceeds the average scheduled pre-maturity annual principal amortization under such long term debt or capital lease. "Qualified Replacement Financing" means long term debt or capital lease financing of the Company that does not (or would not if entered into) result in a Default or an Event of Default.

          (j) Insurance. Maintain, and cause each subsidiary to maintain, in force with financially sound and reputable insurers, policies with respect to its property and business against such casualties and contingencies (including public liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of corporations engaged in the same or similar lines of business or comparable size and financial strength.

          (k)  Environmental Notice and Inspection.

               (i) Notify the Agent and the Banks in writing, promptly upon any executive officer or the Borrower or any of its subsidiaries learning of any of the following which is reasonably likely to result in liability in excess of Two Million Dollars ($2,000,000): (A) any Environmental Claim which the Borrower or any of its subsidiaries receives, including one to take or pay for any remedial, removal, response, clean-up or other action with respect to any Hazardous Substances located on any property, whether or not owned by Borrower or any of its subsidiaries; (B) any notice of any alleged violation of or knowledge by the Borrower or any of its subsidiaries of a condition which has a reasonable potential of resulting in a claim for a violation of any Requirement of Law involving environmental, health or safety matters; and (C) any commencement or threatened commencement of any judicial or administrative proceeding or investigation alleging a violation of any Requirement of Law involving environmental, health or safety matters.

               (ii) Permit and cause each of its subsidiaries to permit the Agent, any Bank and any agent or representative thereof access in accordance with Section 6.01(d), to inspect any documents, property or operations, and interview any employees, representatives or agents, of the Borrower or any of its subsidiaries pertaining to the areas of environmental compliance hazard or liability.

               (iii) Submit and cause each of its subsidiaries to submit, upon written request of the Agent or any Bank, to the Agent or such Bank, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to this Section 6.01(k) and any other environmental, health or safety compliance obligation, remedial obligation or liability, that might, individually or in the aggregate, result in liability in excess of Two Million Dollars ($2,000,000).

          (l) Further Assurances. On request of any Bank or the Agent, promptly correct any defect, error or omission which may be discovered in the contents of any of the Loan Documents or in the execution or acknowledgement thereof, and will execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be requested by any Bank or the Agent to carry out more effectively the purposes of this Agreement and the Loan Documents.

     SECTION 6.02. Negative Covenants. So long as any amount payable hereunder or under the Notes shall remain unpaid or any Bank shall have any Commitment hereunder, the Borrower will not, unless Agent, after obtaining the approval of the Majority Banks, shall otherwise consent in writing:

          (a) Liens, Etc. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, in each case to secure any Indebtedness (as defined below) of any person or entity, other than (i) those described on Schedule 6.02(a) hereto, and renewals and extensions thereof on the same or substantially the same terms and conditions (ii) purchase money liens or purchase money security interests upon or in any fixed assets acquired or held by the Borrower or any subsidiary in the ordinary course of business to secure the purchase price of such fixed assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of such fixed assets, (iii) liens or security interests existing on such fixed assets at the time of their acquisition, (iv) liens and security interests on previously acquired fixed assets, the fair value of which assets does not exceed by more than 100% the amount of indebtedness secured thereby, all as determined by the Agent in its sole, good faith discretion or (v) obligations for capital and operating leases of real or personal fixed assets acquired or held by the Borrower in the ordinary course of business which are secured only by the fixed assets the subject of the lease, provided, however, that the aggregate principal amount of the indebtedness secured by the liens or security interests referred to in clauses (ii), (iii) and (iv) above plus the aggregate amount of capitalized payment obligations under the leases referred to in clause (v) above plus the amount of any increase in the indebtedness referred to in clause (i) above shall not exceed $25,000,000 at any time outstanding.

          (b) Dividends, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, or permit any of its subsidiaries to purchase or otherwise acquire for value any stock of the Borrower which in the aggregate exceeds $2,750,000 during any fiscal year.

          (c) Lease Obligations. Create or suffer to exist, or permit any of its subsidiaries to create or suffer to exist, any obligations for the payment of rent for any property under leases or agreements to lease, which do or would constitute operating leases, which in the aggregate have annual rental payments in excess of 7.5% of Borrower's Net Tangible Assets; provided, however, that leases for rolling stock shall be excluded from the foregoing calculation. "Net Tangible Assets" means total assets less intangibles less current liabilities (exclusive of current deferred taxes).

          (d) Indebtedness, etc. Create, incur, assume or suffer to exist any indebtedness, liabilities or obligations, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, except: (i) the liabilities of the Borrower permitted under Section 6.02(a); (ii) liabilities of the Borrower to the Agent and the Banks hereunder or otherwise; (iii) short-term indebtedness of the Borrower to parties other than the Agent and Banks hereunder, provided that such indebtedness shall at no time exceed $20,000,000.00 in the aggregate; (iv) other long-term indebtedness, and (v) those liabilities listed on
Schedule 6.02(d) hereto.

          (e) Capital Expenditures, etc. Make any capital expenditures in any one fiscal year in excess of $50,000,000 (such calculation also to include the gross purchase price of assets or stock, as the case may be, acquired in connection with any merger, consolidation, asset acquisition, stock purchase or similar transaction except for the portion of such gross purchase price which was paid for by the Borrower solely with shares of the Borrower's capital stock); provided, however, that the amount of capital expenditures incurred in fiscal years 1994 and 1995, up to a combined aggregate amount for such two fiscal year period of $50,000,000, in connection with Borrower's planned construction of a new processing facility shall be excluded from the calculation of this covenant.

          (f) Loans, Guarantees, etc. Make any loans or advances to or investments in any person, or directly or indirectly guaranty or otherwise assure a creditor against loss in respect of any indebtedness, obligations or liabilities (contingent or otherwise) of any person unless any such amounts have been included as indebtedness in making calculations with respect to each representation, warranty and covenant herein.

          (g) Payment of Subordinated Debt. Make any prepayments of principal on any existing or future Subordinated Debt of the Borrower.

          (h)  Merger and Consolidation.

               (i) Directly or indirectly, consolidate with or merge into any other Person, or permit any other Person to consolidate with or merge into it, unless (A) Borrower is the surviving legal entity, (B) immediately upon the consummation of such consolidation or merger there shall be no Default or Event of Default and (C) any additional documentation required by the Agent shall be delivered to the Agent.

               (ii) Allow any subsidiary, directly or indirectly, to consolidate with or merge into any other subsidiary, unless (A) immediately upon the consummation of such consolidation or merger, there shall be no Default or Event of Default and (B) any additional documentation required by the Agent shall be delivered to the Agent.

          (i)  Business.  Engage, directly or through other
Persons, in any business other than the business now carried on, and other businesses directly related thereto.

          (j) Transactions With Affiliates. Notwithstanding any other provision of this Agreement, enter into any transaction with any Affiliate of the Borrower (other than a merger permitted under Section 6.02(h) hereof) except in the ordinary course of Borrower's business, and on fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

          (k) Sale of Assets. Sell, lease, transfer, or otherwise dispose of assets, except (i) in the ordinary course of business and for full and fair consideration or (ii) assets which Borrower or its subsidiary determines in good faith are obsolete.

          (l) Use of Proceeds. Use the proceeds of any Advances or Letters of Credit for any purpose other than the financing of the integrated broiler, turkey and food processing and marketing operations of Borrower or for general corporate purposes including acquisitions to the extent permitted under Section 6.02.

          (m) Subsidiaries. Form or otherwise acquire any subsidiary corporation (including subsidiary corporations of the Borrower), unless (i) the Borrower gives each Bank and the Agent prior written notice thereof and (ii) such subsidiary executes and delivers to each Bank and the Agent (A) its guaranty of debt with respect to this Agreement in form substantially similar to the Guaranty and (B) such other documents and amendments to the Loan Documents as the Majority Banks shall require.

          (n) Accounting Methods. Change its methods of accounting, unless required by GAAP.

          (o)  Fiscal Year End.  Change its fiscal year.

          (p) Compliance with ERISA. (i) Terminate any Plan so as to result in any material (in the opinion of the Majority Banks) liability of the Borrower or any of its subsidiaries to the PBGC, or (ii) permit to exist any occurrence of any Reportable Event, or any other event or condition, which presents a material (in the opinion of the Majority Banks) risk of such a termination by the PBGC of any Plan.

          (q) Restricted Investments. Make any investments (including loans or other advances to or for the benefit of any subsidiary of the Borrower) except (i) investments in readily marketable obligations of the United States of America maturing within one year from date of purchase, (ii) investments in prime (by recognized United States financial standards) commercial paper maturing within one year from date of purchase, (iii) investment in fully insured domestic certificates of deposit and certificates of deposit issued by any Bank (provided such Bank's outstanding long-term debt securities are rated at least A by Standard & Poor's Corporation or at least A-1 by Moody's Investors Service, Inc.) maturing within one year, (iv) endorsements of negotiable instruments for collection in the ordinary course of business, (v) investments in other comparable prudent investments, including investments in or issued by any Bank, reported to the Banks monthly in conjunction with the Borrower's monthly reports required by
Section 6.01(e) (together with a copy of the Borrower's then-current investment policy) and (vi) investments in the Borrower's subsidiaries that have complied with the requirements of Section 6.02(m); provided, however, that this Section 6.02(q) shall not be deemed to prohibit the Borrower from creating accounts receivable from any subsidiary of the Borrower as a result of the sale of inventory in accordance with Section 6.02(j).


                           ARTICLE VII
                        EVENTS OF DEFAULT

     SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) The Borrower shall fail to pay any amount payable hereunder or under the Notes when due; or

          (b) Any representation or warranty made by the Borrower (or any of its officers) or the Guarantor under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) The Borrower shall fail to perform or observe the covenants in Sections 6.01(a), (e) or (j) hereof and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Bank, or the Borrower shall otherwise have acquired knowledge thereof; or

          (d) The Borrower or the Guarantor shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on their respective parts to be performed or observed; or

          (e) The Borrower or any of its subsidiaries shall fail to pay any indebtedness (excluding indebtedness evidenced by the Notes) of the Borrower or such subsidiary (as the case may be), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

          (f) The Borrower or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or the Borrower or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

          (g) Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any of its subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
(ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) Any provision of the Guaranty after delivery thereof under Section 4.01 shall for any reason cease to be valid and binding on any Guarantor, or any Guarantor shall so state in writing; or

          (i) James T. Hudson and his immediate family cease to own of record at least 51% of the aggregate outstanding voting power of Borrower; or

          (j) (I) Any Termination Event with respect to a Plan shall have occurred, and, thirty days after notice thereof shall have been given to Borrower by the Agent or any Bank, (A) such Termination Event (if correctable) shall not have been corrected and (B) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $500,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount, or (II) the Borrower or any of its subsidiaries, as an employer under a Multiemployer Plan, shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $100,000;

then, and in any such event, the Agent, with the consent of the Majority Banks (i) may, by notice to the Borrower, declare the obligation of the Banks to make Committed Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any subsidiary under the Federal Bankruptcy Code, (x) the obligation of the Banks to make Committed Advances shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                          ARTICLE VIII
                           DEFINITIONS

     SECTION 8.01.  Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings
(such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acceptance" means a draft drawn on a Bank by the Borrower and accepted and discounted by such Bank pursuant to
     Section 2.03.

          "Advances" and "Advance" respectively mean (a) all advances (including Committed Advances and Bid Rate Advances) made by the Banks or any single Bank (as the context requires) to the Borrower pursuant to Article I, and (b) a single such advance made by any Bank.

          "Affiliate" means (i) the Borrower or (ii) the Guarantor or (iii) any corporation or entity of which either the Borrower or the Guarantor owns, directly or indirectly through one or more intermediaries, 10% or more of the outstanding capital stock of such corporation or entity.

          "Agency Fee" shall have the meaning specified in Section
     1.02.

          "Agency Fee Letter" shall have the meaning specified in
     Section 1.02.

          "Agent's Depository Account" means the Agent's Account No. 8026002533 maintained at The Bank of New York in New York City, ABA Reference No. 021000018, or such other account as shall be designated by the Agent in a written notice to the Banks.

          "Aggregate Outstanding Liabilities" means, as of any date, the sum of the then outstanding Advances and Letter of Credit Liabilities.

          "Anticipated Profits" at any time that any determination thereof is to be made means an amount equal to the excess, if any, of (i) the amount of interest that the Agent or a Bank, as the case may be, determines in good faith that it would have realized on any Advance which was made, or any Advance that was requested by the Borrower to be made pursuant to a Notice of Committed Borrowing as if such requested Advance had been made, and remained outstanding for the duration of the Interest Period pertaining thereto, over (ii) the Agent's or a Bank's, as the case may be, cost of obtaining the funds for any such Advance made, or any such requested Advance, for the Interest Period pertaining thereto.

          "Applicable Net Income Carryover" shall have the meaning specified in Section 6.01(g).

          "Applicable Rate" shall have the meaning specified in
     Section 3.02(c).

          "Available Commitment" at the time any determination thereof is to be made means, with respect to any Bank, an amount equal to the excess, if any, of such (i) Bank's Commitment over (ii) the Aggregate Outstanding Liabilities then owing to such Bank.

          "Available Commitment Share" when used with reference to any Bank at the time any determination thereof is to be made means a fraction, expressed as a percentage, the numerator of which shall be the amount of such Bank's Available Commitment then in effect and the denominator of which shall be the amount of the Available Total Commitment then in effect.

          "Available Total Commitment" at the time any determination thereof is to be made means the aggregate sum of the Available Commitments of the Banks at such times.

          "Balloon Portion" shall have the meaning specified in
     Section 6.01(i).

          "Bank Obligations" means all obligations of any Loan Party to the Agent or the Banks, or any of them, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, or now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes or any other Loan Documents.

          "Bank Supplement" shall have the meaning specified in
     Section 10.09.

          "Base Rate" means the higher of (i) the fluctuating rate of interest announced publicly by Rabobank in New York, New York, from time to time, as Rabobank's base rate, or (ii) the fluctuating rate of interest per annum equal to one-half of one percent (0.5%) in excess of the rate of interest per annum at which Rabobank, as a branch of a foreign bank, can acquire overnight federal funds in the interbank overnight federal funds market in New York City through brokers of recognized standing one Business Day prior to such date in the amount of such Advance. Rabobank may make commercial loans or other loans at rates of interest at, above, or below its base rate.

          "Bid Rate" for any Interest Period for any Advance of any Bank means an interest rate per annum at all times equal during such Interest Period to the rate per annum which such Bank offers to the Borrower in writing from time to time in response to a request from the Borrower or an interest rate quotation regarding a specific proposed Bid Rate Advance for a specific amount to be made on a specific date for a specific period.

          "Bid Rate Advance" shall have the meaning specified in
     Section 1.01(b).

          "Bid Rate Credits" shall have the meaning specified in
     Section 2.03.

          "Borrowing Date" means the date on which a Borrowing is, or is to be, consummated, as the context requires.

          "Business Day" means (a) in the case of a Business Day which relates to fees, a day upon which the Agent is open at its address specified in or pursuant to the provisions of
     Section 10.02 for the purpose of conducting commercial banking business, (b) in the case of a Business Day which relates to a LIBOR Rate Advance, a day on which the requirements of clause (a) of this definition are met and, in addition, dealings are carried out in the interbank eurodollar market and banks are open for business in New York, (c) in the case of a Business Day which relates to a Letter of Credit, a day on which the relevant issuer and the Agent are each open at their respective addresses specified in or pursuant to Section
     10.02 for purposes of conducting commercial banking business, and (d) in the case of Bid Credits and Base Rate Advances, a day on which the requirements of clause (a) of this definition are met and, in addition, banks are open for business in New York.

          "Cash Flow Coverage Ratio" shall have the meaning specified in Section 6.01(i).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commitment" with respect to any Bank means the amount set forth opposite such Bank's name on the signature page hereof (or on the signature page of the then most recent Bank Supplement to which such Bank is a party, if any), as amended from time to time, as such amount may be reduced from time to time pursuant to Section 1.01(c).

          "Committed Advances" shall have the meaning specified in
     Section 1.01(a).

          "Committed Borrowing" means a borrowing consisting of simultaneous Committed Advances from the Banks (or any of them) pursuant to Section 2.02.

          "Controlled Group" means, as to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under Section 4001(a)(14) of ERISA or Section 4.14(b), (c), (m), (n) or (o)
     of the Code.

          "Default" means any of the events specified in Section 7.01, whether or not there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

          "Default Rate" shall have the meaning specified in
     Section 3.02(d).

          "Environmental Claim" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources, damage, or otherwise alleging liability for damages, punitive damages, cleanup costs, removal costs, remedial costs, response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spill, leaks, discharges, emissions or releases) of any Hazardous Substances at, in or from property, whether or not owned by the Borrower or any of its subsidiaries, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "Environmental Indemnity Matters" shall have the meaning specified in Section 10.07.

          "Environmental Laws" means (i) the Comprehensive
     Environmental Response, Compensation and Liability Act of
     1980, as amended from time to time, 42 U.S.C. Section 9601 et seq.,
     (ii) the Resource Conservation and Recovery Act, as amended from time to time, 42 U.S.C. Section 6901 et seq., (iii) the Clean Air Act, as amended from time to time, 42 U.S.C. Section 7401 et seq., (iv) the Clean Water Act of 1977, as amended from time to time, 33 U.S.C. Section 1251 et seq., (v) the Toxic Substances Control Act, as amended from time to time, 15 U.S.C. Section 2601 et seq., (vi) the Hazardous Materials Transportation Act, as amended from time to time, 49 U.S.C. Section 1801 et seq., and (vii) all other federal, state and local laws relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site
     Hazardous Substances, as each of the foregoing may be amended from time to time.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "Events of Default" shall have the meaning specified in
     Section 7.01.

          "Facility Fee" shall have the meaning specified in
     Section 1.03.

          "GAAP" means generally accepted accounting principles as in effect from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and such other Persons who shall be approved by a significant segment of the accounting profession and concurred in by the independent certified public accountants certifying any audited financial statements of the Borrower.

          "Guarantor" shall have the meaning specified in Section
     4.01(b), and shall also include any entity which executes a guaranty as contemplated in Section 6.02(m).

          "Guaranty" shall have the meaning specified in Section
     4.01(b), and shall also include any guaranty described in
     Section 6.02(m).

          "Hazardous Substances" means one or more of the following substances:

               (i)  those substances included within the
          definitions of "hazardous substances", hazardous materials", "toxic substances", or "solid waste" in any Environmental Laws;

               (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

               (iii) such other substances, materials and wastes which are or become regulated under any Environmental
          Laws or regulation, or which are classified as hazardous or toxic; and

               (iv) any material, waste or substance which is asbestos, explosives or radioactive.

          "Indebtedness" with respect to any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property acquired by, or services rendered to, such Person, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to any property acquired by such Person, (c) the present value determined in accordance with GAAP of all obligations of such Person under leases which shall have been or should be recorded as capitalized leases in accordance with GAAP, (d) all indebtedness or for the deferred purchase price of property or services secured by any lien upon or in any property owned by such Person whether or not such Person has assumed or become liable for the payment of such indebtedness,
     (e) indebtedness arising under acceptance facilities, in connection with surety or other similar bonds, and the undrawn maximum face amount of all outstanding letters of credit issued for the account of such Person and, without duplication, the outstanding amount of all drafts drawn thereunder, (f) obligations of such Person with respect to interest rate protection agreements, (g) and (i) all liabilities in respect of unfunded vested benefits under Plans and all asserted withdrawal liability of such Person or a commonly controlled entity to a Multiemployer Plan, as such term is defined under Section 3(37) of ERISA, and (h) all direct or indirect guarantees by such Person of indebtedness described in this definition of any other Person; provided, that, for purposes of this definition, Trade Debt shall not be included.

          "Interest Period" shall have the meaning specified in
     Section 3.02(b).

          "Letter of Credit" means each letter of credit, as defined in the Uniform Commercial Code, issued to, for the account of, or for the benefit of the Borrower by a Bank or by another financial institution upon a Bank's guaranty.

          "Letter of Credit Liabilities" means, at any time, the sum of (a) the aggregate maximum amount that thereafter could be drawn under all Letters of Credit plus (b) all amounts drawn, but unreimbursed, under Letters of Credit.

          "Leverage Ratio" shall have the meaning specified in
     Section 6.01(h).

          "LIBOR Interest Period" means an Interest Period for a particular LIBOR Rate Advance.

          "LIBOR Office" with respect to any Bank means the office, branch or affiliate of such bank designated as its address on the signature pages hereto or such other office(s), branch(es) or affiliate(s) of such Bank (as designated from time to time by notice from such Bank to the Borrower and the Agent) which shall be making or maintaining the LIBOR Rate Advances of such Bank hereunder.

          "LIBOR Rate Advance" means any Advance which bears interest as a rate determined by reference to the LIBOR Rate.

          "LIBOR Rate" for any LIBOR Interest Period for any Advance means an interest rate per annum equal at all times during such Interest Period to the quotient of (i) the rate per annum conclusively determined by Rabobank for such LIBOR Interest Period at which deposits in U.S. dollars in immediately available funds are offered, which appear on Telerate page 3750 as of 11:00 A.M. (London time) on the LIBOR Business Day that is two (2) London banking days preceding the first day of such Interest Period, for delivery on the first day of such LIBOR Interest Period in an amount equal to the principal amount of the Advance outstanding on the first day of such LIBOR Interest Period for a period equal to such LIBOR Interest Period divided by (ii) the remainder of one (1) minus the applicable LIBOR Reserve Percentage.

          "Loan Documents" and "Loan Document" means this Agreement, the Notes, the Guaranty, the Agency Fee Letter, the letter agreement described in Section 4.01(i), and all other documents, instruments, and certificates delivered to the Agent and/or any Bank by any Loan Party under this Agreement or in connection herewith, including, without limitation, all documents, instruments and certificates delivered in connection with the extension of Bid Rate Credits by any Bank hereunder and all letters of credit and supporting documents described in Section 10.16(c) as being deemed to be Loan Documents.

          "Loan Party" shall have the meaning specified in Section
     4.01(b).

          "LIBOR Reserve Percentage" means, with respect to each LIBOR Interest Period, a percentage (expressed as a decimal) equal to the daily average during such LIBOR Interest Period of the percentages in effect on each day of such LIBOR Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto), for determining the maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D of the Board of Governors of the Federal Reserve System or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

          "Majority Banks" at the time any determination thereof is to be made and for any specific purpose means a Bank or Banks having a combined Pro Rata Share aggregating sixty percent (60%) or more.

          "Maximum Rate" shall have the meaning specified in
     Section 3.02(c).

          "Multiemployer Plan" means, with respect to any Person, at any time, a "multiemployer plan" within the meaning of
     Section 4001(a)(3) of ERISA and to which such Person or any member of its controlled group is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

          "Net Tangible Assets" shall have the meaning specified in Section 6.02(c).

          "Net Worth" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6.01(e).

          "Notes" shall have the meaning specified in Section 3.01.

          "Notice of Committed Borrowing" shall have the meaning specified in Section 2.02.

          "Outstandings Report" means a duly executed and completed report of the Borrower, substantially in the form of Exhibit
     F hereto.

          "Person" shall mean any individual or entity.

          "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

          "Plan" means any plan subject to Title IV of ERISA and maintained for employees of the Borrower or any of its subsidiaries, or of any member of a Controlled Group, of which the Borrower or any of its subsidiaries is a part.

          "Pro Rata Share" when used with reference to any Bank at the time any determination thereof is to be made means a fraction, expressed as a percentage, the numerator of which shall be the amount of such Bank's Commitment then in effect and the denominator of which shall be the Total Commitment then in effect; provided, that if the respective Commitments of the Banks, and the Total Commitment, have then been terminated, the numerator of such fraction shall be the principal amount of the Aggregate Outstanding Liabilities then owing to such Bank and the denominator of such fraction shall be the principal amount of the Aggregate Outstanding Liabilities then owing to all of the Banks.

          "Qualifying Balloon Payments" shall have the meaning specified in Section 6.01(i).

          "Qualifying Replacement Financing" shall have the meaning specified in Section 6.01(i).

          "Reportable Event" means a reportable event as defined in Section 4043(b) of Title IV of ERISA.

          "Request for Bids" shall mean a telephonic request for one or more Bid Rate Credits which is confirmed in a writing substantially in the form of Exhibit E.

          "Requirement of Law" means, with respect to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation (including Environmental Laws and ERISA) or order, decree or other determination of an arbitrator or a court or other such governmental authority applicable to or binding upon such Person or any property or to which such Person or any of its property is subject.

          "Secured Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of September 23, 1992, by and among the Borrower, the Guarantor, and the Banks, and Bank of America National Trust and Savings Association, as collateral agent.

          "Subordinated Debt" means, without duplication, all unsecured Indebtedness of the Borrower which is made subordinate and junior in right of payment to the Bank Obligations of the Borrower by the inclusion in the instrument evidencing or creating such Indebtedness or the indenture or other instrument under which such Indebtedness is issued of subordination provisions no more favorable to the Persons extending or purchasing such Indebtedness than the terms of subordination found in the documents evidencing the Subordinated Debt outstanding as of the date hereof set forth on Schedule 8.01 hereof.

          "Tangible Net Worth" shall have the meaning specified in
     Section 6.01(g).

          "Termination Date" means the earlier of June 30, 1997 (or anniversary thereof as may be determined in accordance with
     Section 1.01(d) hereof) or the date of termination in whole or in part of the Commitment pursuant to Section 1.01(c) or
     Section 7.01.

          "Termination Event" means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (b) the withdrawal of Borrower or any Subsidiary from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate a Plan or the treatment of Plan amendment as termination under
     Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

          "Total Commitment" at the time any determination thereof is to be made means the sum of the then existing Commitments of the Banks.

          "Trade Debt" means trade accounts payable incurred in the ordinary course of business with an original maturity of not greater than 180 days (and which are not overdue for more than 30 days).

     SECTION 8.02 Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

     SECTION 8.03 Currency. All Advances and Bid Rate Credits shall be denominated in United States Dollars.


                           ARTICLE IX
                            THE AGENT

     SECTION 9.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

     SECTION 9.02. Duties and Obligations. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (i) may treat the payee of any Note as the holder thereof unless and until the Agent receives written notice of the assignment thereof signed by such payee and the Agent receives the written agreement of the assignee that such assignee is bound hereby as it would have been if it had been an original Bank party hereto, in each case in form satisfactory to the Agent, (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, and (iii) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder. Further, the Agent (A) makes no warranty or representation to any Bank or shall not be responsible to any Bank for the accuracy or completeness of any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (B) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower, and (C) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto.

     SECTION 9.03. Agent and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as the other Banks and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its capacity as Bank. Rabobank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, all as if Rabobank were not the Agent hereunder and without any duty to account therefor to the Banks.

     SECTION 9.04. Bank Credit Decision. It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower.
Accordingly, each Bank confirms to the Agent that such Bank has not relied, and will not hereafter rely, on the Agent (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Bank by the Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower. Each Bank acknowledges that a copy of this Agreement and a copy of the Exhibits and Schedules hereto have been made available to it and to its individual legal counsel for review and such Bank acknowledges that it is satisfied with the form and substance of this Agreement and the Exhibits and Schedules hereto.

     SECTION 9.05. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Banks under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     SECTION 9.06. Resignation of Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. If no successor Agent shall have been appointed by the Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be either a Bank or a bank organized under the laws of the United States or of any state thereof, or any affiliate of such bank, and having a combined capital and surplus of at least $50,000,000, provided, however, that the appointment of any successor Agent shall require the prior written consent of the Borrower, which consent shall not be unreasonably withheld, and that if the Borrower shall not have consented to the appointment of any of the Banks, then any Bank may be appointed as a successor Agent in accordance with the terms of this Section 9.06 without the consent of the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provision of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     SECTION 9.07.  Exchange of Information.  Each Bank and the
Agent shall freely exchange with the other(s) of them any information relating to the condition, financial or otherwise, of any Loan Party, and the Borrower hereby consents any and all prior, present or future such exchanges.

     SECTION 9.08. Benefit of the Banks Only. The terms and provisions of this Article IX are for the sole and exclusive benefit of the Agent and the Banks, and not for the benefit of the Borrower, the Guarantors or any other Loan Party.


                            ARTICLE X
                          MISCELLANEOUS

     SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that any modification of, or waiver of compliance with any of the provisions of, this Section 10.01, the Guaranty, the definition of Majority Bank or any terms affecting the maturity of or any other dates for payment or the amounts of any Commitments, the Advances, or interest on the Advances shall require the written agreement of the Borrower, the Agent and each of the Banks.

     SECTION 10.02. Notices, Etc. All notices and other communications provided for under any Loan Document shall be in writing (including telegraphic, telex or cable communication) and mailed, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 1225 Hudson Road, Rogers, AR 72756,
Attention: Charles B. Jurgensmeyer and Tommy D. Reynolds; and if to the Agent, at its address at 245 Park Avenue, New York, New York 10167, Attention: Corporate Services Department, and at its address at 13355 Noel Road, Suite 1000, Dallas, Texas 75240,
Attention: Jess Jarratt; and if to a Bank, at its address or addresses, as the case may be, set forth on the signature page of this Agreement or the then most recent Bank Supplement to which such Bank is a party; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telegraphed, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices to the Agent or any Bank pursuant to the provisions of Article II shall not be effective until received by the Agent or such Bank, as the case may be. Notwithstanding the other provisions of this Section 10.02, the Agent may accept oral borrowing notices pursuant to Article II hereof, provided that the Agent shall incur no liability to the Borrower in acting on any such communication that the Agent believes in good faith to have been given by a person authorized to give such notice on behalf of the Borrower. Any confirmation sent by the Agent or any Bank to the Borrower of any borrowing under this Agreement shall, in the absence of manifest error, be conclusive and binding for all purposes.

     SECTION 10.03. No Waiver; Remedies. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

     SECTION 10.04. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein. The Borrower agrees to furnish to the Agent and each Bank concurrently with each delivery of the items referred to in Section 6.01(e)(i) and Section 6.01(e)(ii), a calculation of the Borrower's compliance or noncompliance with the covenants contained in Sections 6.01(f), (g), (h) and (i) and a calculation and reconciliation of the adjustments contemplated in this Section 10.04, each in form and detail satisfactory to the Agent, and certified by such person and in such manner as is prescribed in Sections 6.01(f) (g), (h) and (i), as the case may be, as to the other items referred to therein.

     SECTION 10.05. Costs, Expenses and Taxes. (a) The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and each Bank (who may be in-house counsel for the Agent or such Bank), and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Agent and such Bank as to its rights and responsibilities under the Loan Documents and all costs and expenses (including reasonable counsel fees and expenses) in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents. In addition, the Borrower agrees to pay on demand the expenses described in Section 6.01(d), subject to the limitations on amount specified therein. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to hold the Agent and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

          (b) If, due to payments made by the Borrower pursuant to Section 3.01 or due to acceleration of the maturity of the Advances pursuant to Section 7.01 or due to any other reason, the Agent or any Bank receives payments of principal of any Advance other than on the last day of an Interest Period relating to such Advance, the Borrower shall pay to the Agent or the Bank on demand any amounts required to compensate the Agent or such Bank, as the case may be, for any additional losses, costs or expenses which it may incur as a result of such payment, including, without limitation, any loss (including loss of Anticipated Profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Agent or such Bank, as the case may be, to fund or maintain such Advance.

     SECTION 10.06. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Agent and each Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply, on a pro rata basis according to each Bank's Pro Rata Share, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent and/or such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Bank shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent; provided, however, that each Bank and the Agent may first set off and apply such funds to obligations other than Bank Obligations. The Agent and each Bank, as the case may be, agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent and the Banks may have.

     SECTION 10.07 Indemnification. Borrower agrees to, and does indemnify and hold harmless the Agent and each Bank and their respective officers, directors, agents, employees, attorneys and shareholders against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims (whether made or threatened), costs, expenses and disbursements of any kind or nature whatsoever (including without limitation, the reasonable fees and expenses of counsel (including the allocated cost of staff counsel)) which may be imposed on or incurred by the Agent or any Bank or their respective officers, directors, agents, employees, attorneys and shareholders in any way relating to, or arising out of, (a) any of the Loan Documents, (b) the breach of any representation or warranty as set forth herein regarding Environmental Laws, (c) the failure of the Borrower or any of its subsidiaries to perform any obligation required herein or in any of the Loan Documents to be performed pursuant to Environmental Laws, or (d) any other act, omission, event or other transaction contemplated in any of the Loan Documents, to the extent that any of the same result, directly or indirectly, from any claims (whether made or threatened) or actions, suits or proceedings (whether made or threatened) by or on behalf of any Person other than a Bank. Without limiting the generality of the foregoing, such indemnity shall extend to any and all costs and expenses whatsoever incurred by the Agent and each Bank and their respective officers, directors, agents, employees, attorneys and shareholders (including, without limitation, the reasonable fees and expenses of counsel (including the allocated cost of staff counsel)), in connection with investigating, preparing for or defending against or providing evidence, producing documents or taking any action with respect to any such action, claim (whether made or threatened and whether or not the Agent, any Bank or other indemnified person is a party to such action or claim), suit, liability, damage or loss, whether or not resulting in any liability. The Agent and each Bank may select its own legal counsel in connection with any matters indemnified against hereunder. The obligation of Borrower under this Section 10.07 shall survive execution, delivery, consummation and any termination of this Agreement. Borrower's obligations under this Section 10.07 are and shall remain absolute and unconditional, enforceable against each of them whether or not any Advance is ever made, any Letter of Credit is ever issued, any Acceptance is ever created or any other obligation ever arises or any conditions of lending are ever met and without regard to any act, omission, breach, knowledge or event by, attributable to, or in any manner involving the Agent or any Bank or their respective officers, directors, agents, employees, attorneys and shareholders. Payment by Borrower in respect of a claim made by the Agent or any Bank or their respective officers, directors, agents, employees, attorneys and shareholders pursuant to this Section 10.07 shall be made within thirty days after demand therefor. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the foregoing amounts which is permissible under applicable law.

     SECTION 10.08. Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

     SECTION 10.09. Binding Effect; Successors and Assigns; Participations. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and each Bank. Each Bank shall have the right at any time, to assign, negotiate, hypothecate, or grant participations in this Agreement or in any of its commitments, Advances, Notes and rights under this Agreement and any of the other Loan Documents, and in the event of the exercise of such right shall promptly notify the Agent and the other Banks thereof; provided, however, that no assignment shall be made to a third party without the prior consent of the Borrower, which consent shall not be unreasonably withheld. Each Bank assigning or transferring any of its commitments, Advances, Notes, rights and security under this Agreement or any of the other Loan Documents shall, promptly upon request by the Agent, execute and deliver such documents and instruments reasonably requested by the Agent (collectively, a "Bank Supplement") to evidence such assignment or transfer and to substitute the assignee or transferee as a Bank on all of the Loan Documents. The Borrower hereby acknowledges and agrees that any assignment or transfer described in this Section 10.09 will give rise to a direct obligation of the Borrower to the buyer, assignee or transferee, as the case may be, but not a participant, and such person (other than a participant) shall be considered a Bank and rely on, and possess all rights under, all opinions, certificates or other instruments delivered under or in connection with this Agreement or any other Loan Document. The Borrower shall accord full recognition to any such assignment or transfer, and all rights and remedies of such Bank in connection with the interest so assigned shall be as fully enforceable by such assignee as they were by the assignor Bank thereof before such assignment. In connection with any proposed assignment, negotiation, hypothecation or granting of a participation, the Agent and any such Bank or Banks, as the case may be, may disclose to the proposed assignee or participant any information that the Borrower is required to deliver to the Agent and/or the Banks pursuant to this Agreement or the other Loan Documents, and the Borrower hereby agrees to cooperate fully with the Agent and the Banks, as the case may be, in providing any such information to any proposed assignee or participant. If requested by the Agent, any assignor or transferor Bank, or any assignee or transferee, Borrower shall execute and deliver (a) to such assignor or transferor Bank a promissory note or substitute promissory note, as the case may be, in substantially the form of Exhibit A, payable to the order of such assignor or transferor Bank in the principal amount of the retained Commitment, if any, of such assignee or transferor Bank in respect of such assignment or transfer and (b) to such assignee or transferee a promissory note, in substantially the form of Exhibit A, payable to the order of the assignee or transferee in the principal amount of the assigned or transferred Commitment of such assignee or transferee in respect of such assignment or transfer.

     SECTION 10.10. Consent to Jurisdiction. (a) The Borrower hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which the Borrower is a party, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 10.02. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Nothing in this Section 10.10 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

     SECTION 10.11.  Governing Law.    THIS AGREEMENT AND THE NOTE
SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS
OF THE STATE OF NEW YORK.

     SECTION 10.12. Banks' Obligations Several, Not Joint. The obligations of the Banks under this Agreement and the other Loan Documents are several, and are not joint. No Bank or the Agent shall be responsible or liable in any way for the failure or refusal of any other Bank to make any Advance to be made by any other Bank, or for any other obligations of any other Bank.

     SECTION 10.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

     SECTION 10.14. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

     SECTION 10.15. NO ORAL AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE AGREEMENTS, DOCUMENTS AND INSTRUMENTS EXECUTED IN
CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE
PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,
CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Section 10.16. Continuation of Existing Indebtedness, Liabilities and Obligations. The Borrower, the Guarantor, Bank of America, NationsBank, Credit Agricole, Harris and Rabobank, and Bank of America as collateral agent, are parties to a certain Amended and Restated Credit Agreement dated as of September 23, 1992, as amended from time to time (as so amended, the "Secured Credit Agreement"), and the other Loan Papers (as defined in the Secured Credit Agreement), pursuant to which the Borrower and the Guarantor owe Obligations (as defined in the Secured Credit Agreement) to Bank of America, NationsBank, Credit Agricole, Harris, Rabobank and the Collateral Agent (as defined in the Secured Credit Agreement). Upon the Agent having delivered a notice to each of the Banks and the Collateral Agent which states that to the best of the Agent's knowledge (a) the Borrower has executed and delivered this Agreement to the Agent and the Banks which are at such time parties to this Agreement and (b) all of the conditions precedent specified in Section 4.01 and Section 4.02 have been satisfied or waived by the Agent and the Banks:

          (i) all of the Obligations and all other amounts then owing by any Loan Party to any Bank under the Secured Credit Agreement or any other Loan Papers (including, but not limited to, all contingent obligations under undrawn letters of credit), except expenses, fees and other charges and reimbursements due from any Loan Party to Bank of America in its capacity as the Collateral Agent under the Secured Credit Agreement and the other Loan Papers which were due and payable on or before the date hereof and which have been invoiced by Bank of America to such Loan Party prior to the date hereof, shall immediately thereupon constitute (A) Bank Obligations of the Borrower to such Bank hereunder as if they had been Bid Rate Credits extended by such Bank to the Borrower under
     Section 2.03, and (B) guaranty obligations of any and all Guarantors under the Guaranty; and

          (ii) all liens, security interests and other charges, encumbrances and other types of preferential arrangements in or on any of the Collateral (as defined in the Secured Credit Agreement) which the Collateral Agent has for the benefit of Bank of America, NationsBank, Credit Agricole, Harris, Rabobank and/or the Collateral Agent under the Secured Credit Agreement or any other Loan Papers shall thereupon be deemed extinguished, released and terminated, and all financing statements disclosing any of the same shall be deemed terminated without the necessity of any further act or deed by the Collateral Agent or any other Person; and

        (iii) this Agreement and the other Loan Documents shall immediately thereupon constitute an amendment and restatement, but not a novation or extinguishment, of the Secured Credit Agreement and the other Loan Papers, except that letters of credit issued by the Banks under the Secured Credit Agreement which remain outstanding as of the date hereof (which, together with all supporting documents delivered by any Loan Party in connection therewith), shall thereafter be deemed to be Loan Documents under this Agreement and shall not be terminated or otherwise affected by this subparagraph (iii), and any indemnification or other provisions of the Secured Credit Agreement or any other Loan Papers expressly intended to survive the termination of the Secured Credit Agreement or such other Loan Papers shall not be terminated or otherwise affected by this subparagraph (iii).

Each Bank shall mark its books and records contemporaneously with its receipt of the notice described in this Section 10.16 to reflect each of the matters described in this Section 10.16. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, nothing contained in this Agreement or any other Loan Document is intended to affect, nor shall it affect, in any way any rights or obligations of any Person arising under or in connection with (a) that certain Note Purchase Agreement dated as of August 27, 1992 by and among the Borrower, Pierre Frozen Foods, Inc., Rabobank, Metropolitan Life Insurance Company and John Hancock Mutual Life Insurance Company (as amended, the "Pierre Foods Facility Note Purchase Agreement") or any of the Transaction Documents (as defined in the Pierre Foods Facility Note Purchase Agreement) or (b) that certain Term Loan Agreement dated as of July 18, 1985, by and among the Borrower and Rabobank (as amended, the "Springfield Facility Loan Agreement"), or any of the Loan Documents (as defined in the Springfield Facility Loan Agreement).


          [REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              HUDSON FOODS, INC.


                              By:
                              Name:
                              Title:

Commitment: $20,000,000.00    COOPERATIEVE CENTRALE
                              RAIFFEISEN-BOERENLEENBANK B.A.,
                              "Rabobank Nederland", New York Branch
Address:

                              By:
                                   Authorized Officer


                              By:
                                   Authorized Officer


Commitment: $20,000,000.00    BANK OF AMERICA NATIONAL TRUST
                              AND SAVINGS ASSOCIATION
Address:

                              By:
                              Name:
                              Title:


Commitment: $20,000,000.00    NATIONSBANK OF TEXAS, N.A.

Address:

                              By:
                              Name:
                              Title:



    [A Signature Page of Revolving Credit Agreement dated as
          of April   , 1994, among Hudson Foods, Inc.,
     Bank of America National Trust and Savings Association,
                  NationsBank of Texas, N. A.,
     Caisse Nationale de Credit Agricole, "Credit Agricole",
                Harris Trust and Savings Bank and
      Cooperatieve Centrale Raiffeisen-Borenleenbank B.A.,
             "Rabobank Nederland", New York Branch,
            individually and as Agent for the Banks]

Commitment: $20,000,000.00   CAISSE NATIONALE DE CREDIT
                              AGRICOLE
Address:

                              By:
                              Name:
                              Title:


Commitment: $20,000,000.00    HARRIS TRUST AND SAVINGS BANK

Address:
                              By:
                              Name:
                              Title:


                              COOPERATIEVE CENTRALE
                              RAIFFEISEN-BOERENLEENBANK B.A.,
                              "Rabobank Nederland", New York
                              Branch, as Agent for the Banks
Address:

                              By:
                                   Authorized Officer


                              By:
                                   Authorized Officer














    [A Signature Page of Revolving Credit Agreement dated as
          of April   , 1994, among Hudson Foods, Inc.,
     Bank of America National Trust and Savings Association,
                  NationsBank of Texas, N. A.,
     Caisse Nationale de Credit Agricole, "Credit Agricole",
                Harris Trust and Savings Bank and
      Cooperatieve Centrale Raiffeisen-Borenleenbank B.A.,
             "Rabobank Nederland", New York Branch,
            individually and as Agent for the Banks]

                       SCHEDULE 5.01(j)

               Description of Certain Tax Matters


                        [See attachment.]

                       SCHEDULE 6.02(a)

      Description of Certain Liens, Lease Obligations, Etc.


                        [See attachment.]

                       SCHEDULE 6.02(d)

                   Description of Liabilities


                        [See attachment.]

                         SCHEDULE 8.01

                        Subordinated Debt


                        [See attachment.]

                           EXHIBIT A

                         PROMISSORY NOTE

$                                          Dated: April     , 1994


   FOR VALUE RECEIVED, the undersigned, HUDSON FOODS, INC. (the "Borrower"), a Delaware corporation, HEREBY PROMISES TO PAY to the
order of                                            (the "Bank")
on the Termination Date (as defined in the Credit Agreement
referred to below) the principal sum of              Dollars ($
         ) or, if less, the aggregate unpaid principal amount of all Advances (as defined below) made by the Bank to the Borrower outstanding on the Termination Date.

   The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

   Both principal and interest are payable in lawful money of the United States of America to the Bank at in same day funds. All Advances made by the Bank to the Borrower and all payments made on account of principal hereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

   This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Revolving Credit Agreement dated as of April 26, 1994 (the "Credit Agreement") between the Borrower and the Bank, and other commercial, banking and financial institutions party thereto, and the Guaranty referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (i) provides for the making of advances (the "Advances") by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

   THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

   THIS NOTE IS AN AMENDMENT AND RESTATEMENT OF THAT CERTAIN
PROMISSORY NOTE, DATED AS OF           , EXECUTED BY THE BORROWER,
AS MAKER, PAYABLE TO THE ORDER OF THE BANK, IN THE STATED PRINCIPAL
AMOUNT OF $          , AND
CONSTITUTES AN  AMENDMENT, MODIFICATION AND
RESTATEMENT, BUT NOT AN EXTINGUISHMENT OR NOVATION, OF THE INDEBTEDNESS ON OBLIGATIONS EVIDENCED THEREBY.

                              HUDSON FOODS, INC.


                              By:
                              Name:
                              Title:

       ADVANCES, BID RATE CREDITS AND PRINCIPAL PAYMENTS

Date  Amount  Type  Interest   Principal  Unpaid    Notation
                    Period     Repaid     Principal Made by













The aggregate unpaid principal amount shown on this grid shall be rebuttable presumptive evidence of the principal amount owing and unpaid on this Note. The failure to record the date and amount of any Advance or Bid Rate Credit on this schedule shall not, however, limit or otherwise affect the Borrower's obligations under the Credit Agreement or under this Note to repay the principal amount of the Advances and Bid Rate Credits together with all interest accruing thereon, nor shall such failure affect the Borrower's or any other Loan Party's obligations under any other Loan Document.

                           EXHIBIT B

                            GUARANTY


     GUARANTY, dated April    , 1994, made by HUDSON FARMS, INC.,
a corporation organized and existing under the laws of Arkansas (the "Guarantor"), in favor of COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "Rabobank Nederland", New York Branch, individually and as Agent for itself and the Banks (as such term is defined in the "Credit Agreement" defined below (the "Agent").

     PRELIMINARY STATEMENT. The Agent and one or more of the Banks have entered into a Revolving Credit Agreement dated as of April
 , 1994 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement," the terms defined therein and not otherwise defined herein being used herein as therein defined) with Hudson Foods, Inc., a corporation organized and existing under the laws of Delaware (the "Borrower"). It is a condition precedent to the making of Advances and extension of Bid Rate Credits by the Agent and/or the Banks under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

     NOW, THEREFORE, in consideration of the premises and in order to induce Agent and/or the Banks to make Advances under the Credit Agreement, the Guarantor hereby agrees as follows:

     SECTION 1. Guaranty. The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement, the Note and the other Loan Documents to which the Borrower is a party and any other agreement or instrument relating thereto, whether for Committed Advances, Bid Rate Credits, principal, interest, fees, expenses or otherwise (such obligations being the "Obligations"), and agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Agent and/or the Banks in enforcing any rights under this Guaranty.

     SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Note and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent and/or the Banks with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

     (i)  any lack of validity or enforceability of the Credit
Agreement, the Notes, any other Loan Document or any other agreement or instrument relating thereto;

     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement, the Notes or any other Loan Document and any other agreement or instrument relating thereto;

    (iii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

    (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Banks upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

     SECTION 3. Waiver. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent or any of the Banks protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other person or entity or any collateral.

     SECTION 4. No Right of Subrogation, Etc. Notwithstanding anything to the contrary contained herein, the Guarantor shall not have any right, claim or action, now or hereafter, against the Borrower arising out of or in connection with this Guaranty or any other document evidencing the Obligations, including, without limitation, any right or claim of subrogation, contribution, reimbursement, exoneration, or indemnity, all such rights and claims being hereby expressly and absolutely waived. If any amount shall be paid to the Guarantor on account of Guarantor having made a payment under this Guaranty at any time when any Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the benefit of the Agent and the Banks and shall forthwith be paid to the Agent to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

     SECTION 5. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

          (a) The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Guaranty.

          (b) The execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Guarantor's charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Guarantor.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

          (d) This Guaranty is a legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms.

          (e) The balance sheet for the Borrower and its subsidiaries (including the Guarantor) as at January 1, 1994, and the related statement of income of the Borrower and its subsidiaries (including the Guarantor) for the fiscal period then ended, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its subsidiaries (including the Guarantor) as at such date and the results of the operations of the Borrower and its subsidiaries (including the Guarantor) for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since January 1, 1994, there has been no material adverse change in such condition or operations.

          (f) There is no pending or threatened action or proceeding affecting the Guarantor before any court, arbitrator or governmental agency, which may materially adversely affect the financial condition or operations of the Guarantor or which purports to affect the legality, validity or enforceability of this Guaranty.

     SECTION 6. Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid or unperformed or the Agent or any of the Banks shall have any Commitment, the Guarantor will, unless the Agent shall otherwise consent in writing:

          (a)  Reporting Requirements.  Furnish to the Bank:

               (i) as soon as available and in any event within 30 days after the end of each month of each fiscal year of the Borrower, the balance sheet of the Borrower and its subsidiaries (including the Guarantor) as of the end of such month and the statement of income of the Borrower and its subsidiaries (including the Guarantor) for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by the Chief Financial Officer, Secretary or Treasurer of the Guarantor;

               (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the financial statements for the Borrower and its subsidiaries (including the Guarantor) for such year certified in a manner acceptable to the Agent by Coopers & Lybrand or other independent public accountants acceptable to the Agent; and

              (iii) such other information respecting the condition or operations, financial or otherwise, of the Guarantor or any of its subsidiaries as the Agent may from time to time reasonably request.

     SECTION 7. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 8. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or cable communication) and mailed, telegraphed, telexed, cabled or delivered, if to the Guarantor, at its address at 1225 Hudson Road, Rogers, Arkansas 72756, Attention:
Charles B. Jurgensmeyer and Tommy D. Reynolds, if to the Agent, at its address specified in the Credit Agreement, or as to each party at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall, when mailed, telegraphed, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

     SECTION 9. No Waiver; Remedies. No failure on the part of the Agent or any of the Banks to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 10. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Agent and each of the Banks is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Bank to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Agent or such Bank shall have made any demand under this Guaranty and although such deposits, indebtedness or obligations may be unmatured or contingent. The Agent or such Bank, as the case may be, severally (but not jointly) agrees to notify the Guarantor promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each of the Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent and each of the Banks may have.

     SECTION 11. Continuing Guaranty; Transfer of Note. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the later of payment in full of the Obligations and all other amounts payable under this Guaranty or the Termination Date, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing clause
(iii), the Agent and each of the Banks may assign or otherwise transfer the Notes to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to the Agent or such Bank, as the case may be, herein or otherwise.

     SECTION 12. Consent to Jurisdiction. (a) The Guarantor hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty, and the Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Guarantor irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Guarantor to its address specified in Section 8. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Nothing in this Section 12 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Agent to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdictions.

     SECTION 13.  GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED
BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW
YORK.

     SECTION 14.  WAIVER OF JURY TRIAL.  THE GUARANTOR HEREBY
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION,
PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS
GUARANTY.

          [REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                              HUDSON FARMS, INC.

                              By:
                              Name:
                              Title:







































              [Signature Page of Guaranty dated as
   of April   , 1994, executed by Hudson Farms, Inc. in favor
     of Cooperatieve Centrale Raiffeisen-Borenleenbank B.A.,
       "Rabobank Nederland", New York Branch, individually
                   and as Agent for the Banks]

                           EXHIBIT C

                    [Date of Initial Advance]



[To the Agent and the Banks]

     Re:  Hudson Foods, Inc.

Gentlemen:

     We have acted as counsel to Hudson Foods, Inc. (the "Borrower") and Hudson Farms, Inc., an Arkansas corporation (the "Guarantor"), in connection with the Revolving Credit Agreement dated as of April 26, 1994 (the "Credit Agreement") between the Borrower and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, individually and as Agent for itself and other commercial, banking and financial institutions (collectively, the "Banks" and individually, a "Bank"). This opinion is delivered to you pursuant to Section 4.01(f) of the Credit Agreement. Capitalized terms not otherwise defined herein are used herein as defined in the Loan Documents (as such term is defined in the Credit Agreement).

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined such corporate documents and records of the Loan Parties, certificates of public officials and other documents and (iii) received such information from officers and representatives of the Loan Parties, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following documents:

          (a)  the Credit Agreement;

          (b)  the Notes; and

          (c)  the Guaranty;

     In our examination of the documents referred to above, we have assumed the due authorization, execution and delivery of the Credit Agreement by the Bank, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies thereof. In our examination of the certificates referred to in clause (ii) above, we have assumed that all financing statements in which the Borrower is named as debtor, have been properly filed and indexed in the appropriate filing offices in the State, that such certificates are accurate and complete, and that the Bank has no knowledge of the contents of any other financing statement.

     Based upon and subject to the foregoing and the further qualifications set forth below, we are of the opinion that:

          1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.
The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Arkansas.

          2. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties are within the Loan Parties' respective powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Loan Parties' respective charters or by-laws or (ii) any law, rule or regulation applicable to the Loan Parties (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction binding on or affecting the Loan Parties. The Loan Documents have been duly executed and delivered on behalf of the Loan Parties.

          3. No authorization, order, license, franchise, consent or approval or other action by, and no notice to or registration or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery, recordation, filing or performance by the Loan Parties of any Loan Document to which they are a party, or (ii) the exercise by the Bank of its rights under any Loan Document.

          4. In any action or proceeding arising out of or relating to any Loan Document in any court in the State of Arkansas, such court would recognize and give effect to the provisions of such Loan Document wherein the parties thereto agree that such Loan Document shall be governed by, and construed in accordance with, the law of the State of New York. If the law of the State of Arkansas were applied to determine the contractual rights and liabilities created by such Loan Document, such Loan Document would be the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject, however, to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (b) the effect of general principles of equity (regardless whether such enforceability is considered in a proceeding in equity or at law).

          5. There is no pending or, to the best of our knowledge after due inquiry, threatened action or proceeding against either
Loan Party before any court, governmental agency or arbitrator which is likely to have a materially adverse effect upon the financial condition or operations of either Loan Party.


                              Very truly yours,

                           EXHIBIT D

                  NOTICE OF COMMITTED BORROWING


Cooperatieve Centrale Raiffisen-Boerenleenbank B.A.
245 Park Avenue
New York, New York 10167

Attention:Corporate Services Department

     Re: Revolving Credit Agreement, dated as of April 26, 1994, as amended or modified and in effect from time to time, the "Credit Agreement", among HUDSON FOODS, INC. (the "Borrower"), the various financial institutions party thereto and Cooperatieve Centrale Raiffisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as Agent, terms not otherwise expressly defined herein shall have the same meanings set forth in the Credit Agreement.

Gentlemen/Ladies:

     A.   Loans and Letter of Credit.  The Borrower hereby requests
that on             , 199    , Committed Advances be made to the
Borrower in the aggregate principal amount of $          and be
comprised of

[  ] Base Rate Loans in the aggregate principal amount of
     $           and/or

[  ] LIBOR Rate Loans in the aggregate principal amount of
     $            with Interest Period(s) of

          [  ] 1 month in the amount of $           ,

          [  ] 3 months in the amount of $           ,

     B. Representations and Warranties. The Borrower hereby expressly confirms that the representations and warranties contained in Section 5.01 of the Credit Agreement and Section 5 of the Guaranty are correct on and as of the date specified in Section A above as though made on and as of such date. .

     C. Outstandings Report. Attached hereto as Exhibit A is an Outstandings Report dated the date hereof, which Outstandings
Report is complete, true and accurate in all respects.

    IN WITNESS WHEREOF, the undersigned has caused this
Certificate to be executed and delivered by its duly authorized
officer this     th day of             , 19    .


                              HUDSON FOODS, INC.


                              By:
                              Name Printed:
                              Its:

                           EXHIBIT E

                        REQUEST FOR BIDS




Attention:

Facsimile:
Telephone:

     This instrument constitutes a Request for Bids under, and as defined by, the Revolving Credit Agreement dated as of April
, 1994 (as amended or modified and in effect from time to time, the "Credit Agreement") among the undersigned HUDSON FOODS, INC. (the "Borrower"), the various financial institutions party thereto, and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "Rabobank Nederland, New York Branch, as Agent. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

     The Borrower hereby requests Bid Rate Credit(s), subject to the terms of the Credit Agreement, as follows:

     (a)  Bid Rate Credit Borrowing Date :          , 19    .

     (b)  Aggregate principal amount of Bid Rate Credits requested:
          $           .

     (c)  Number of Bid Rate Credits requested and principal
          amounts thereof:        Bid Rate Credits in the amounts
          of $          , $           and $          ,
          respectively.

     (d)  Interest Period(s) and its/their maturity date(s):


          Principal Amount       Maturity Date       Interest
          Period

          $                                           days
          $                                           days
          $                                           days

     (e)  Applicable Rate:

     (f)  Deposit to Account #              at

     The Borrower hereby expressly confirms that the representations and warranties contained in Section 5.01 of the Credit Agreement and Section 5 of the Guaranty are correct on and as of the date specified in Section (a) above as though made on and as of such date.

     The Borrower agrees that if prior to the time a Bid Rate Credit is made in relation hereto, any matter certified to, confirmed, represented or warranted herein by it will not be true and correct at such time as if then made, it will immediately so notify the Agent.

    IN WITNESS WHEREOF, the Borrower has caused this Request
for Bids to be executed and delivered by its duly authorized
officer this      day of             , 19    .

                              HUDSON FOODS, INC.

                              By:
                              Name Printed:
                              Its:

                           EXHIBIT F

                       OUTSTANDINGS REPORT

Committed Advances OutstandingBid Advances and ICs OutstandingBid Advances with the Bank Group - Outside the RLOCRabobank NederlandBank of
AmericaNationsBankCredit AgricoleHarris Trust and Savings Bank
Other Banks Outside the Bank Group Not to Exceed $20,000,000

    EXHIBIT G

      Form of Letter Agreement Described in Section 4.01(i)

                         April    , 1994

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
  "Rabobank Nederland", New York Branch, individually
  and as Agent for certain commercial,
  banking and financial institutions under
  the Unsecured Credit Agreement referred to below
245 Park Avenue
New York, New York  10167
Attention: Corporate Services Department

     Re:  Hudson Foods, Inc.

Gentlemen:

     The undersigned are parties to that certain Amended and Restated Credit Agreement dated as of September 23, 1992 (the "Secured Loan Agreement"), by and among Hudson Foods, Inc. (the "Company"), Hudson Farms, Inc. ("Farms)", Bank of America National Trust and Savings Association ("Bank of America"), NationsBank of Texas, N.A. ("NationsBank"), Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch ("Rabobank"), Caisse Nationale de Credit Agricole ("Credit Agricole"), and Harris Trust and Savings Bank ("Harris") and Bank of America, as collateral agent (the "Collateral Agent").

     The Company has advised the undersigned that it desires to enter into a certain Revolving Credit Agreement (the "Unsecured Credit Agreement") dated as of April 26, 1994, by and among Rabobank, Bank of America, NationsBank, Credit Agricole and Harris, and Rabobank, as agent (the "Unsecured Credit Agreement Agent"), and that delivery of this letter agreement is a condition precedent under Section 4.01(i) of the Unsecured Credit Agreement.

     Each of the undersigned severally agrees as follows:

     1. Upon the Unsecured Credit Agreement Agent having delivered a Closing Notice (as hereinafter defined) to each of the undersigned, all of the Obligations (as defined in the Secured Loan Agreement) and all other amounts then owing by the Company and/or Farms to such person under the Secured Loan Agreement or any other Loan Papers (including, but not limited to, all contingent obligations under undrawn letters of credit), except for expenses, fees and other charges and reimbursements due from the Company or Farms to the Collateral Agent (in its capacity as such) under the Secured Loan Agreement and the other Loan Papers, which were due and payable on or before April 26, 1994 and which have been invoiced by the Collateral Agent to the Company or Farms, as the case may be, prior to such date, shall immediately thereupon constitute (a) Bank Obligations (as defined in the Unsecured Credit Agreement) of the Company owing to such person under the Unsecured Credit Agreement as if they had been Bid Rate Credits (as defined in the Unsecured Credit Agreement) under Section 2.03 of the Unsecured Credit Agreement, and (b) guarantee obligations of Farms owing to such person under the Guaranty (as defined in the Unsecured Credit Agreement). Furthermore, each of the undersigned shall mark its books and records contemporaneously with its receipt of such Closing Notice to reflect the matters described in the immediately preceding sentence. "Closing Notice" shall mean a written notice from the Unsecured Credit Agreement Agent which states that to the best of the Unsecured Credit Agreement Agent's knowledge (i) the Company has executed and delivered the Unsecured Credit Agreement to the Unsecured Credit Agreement Agent and the commercial, banking and financial institutions which are at such time parties to the Unsecured Credit Agreement and (ii) all of the conditions precedent specified in Section 4.01 and Section 4.02 of the Unsecured Credit Agreement have been satisfied or waived by the Unsecured Credit Agreement Agent and the Banks.

     2. Upon the Unsecured Credit Agreement Agent having delivered a Closing Notice to the Collateral Agent, all liens, security interests and other charges, encumbrances and other types of preferential arrangements in or on any of the Collateral (as defined in the Secured Loan Agreement) which the Collateral Agent has for the benefit of the undersigned under the Secured Loan Agreement or any other Loan Papers shall thereupon be deemed extinguished, released and terminated, and all financing statements disclosing the security interest of any of the same shall be deemed terminated without the necessity of any further act or deed by the Collateral Agent or any other person. Furthermore, the Collateral Agent shall, if requested to do so by the Unsecured Credit Agreement Agent, duly execute and return promptly to the Unsecured Credit Agreement Agent, 245 Park Avenue, New York, New York 10167, Attention: Law Department, Uniform Commercial Code termination statements, releases and other documents and instruments which from time to time are delivered to it by the Unsecured Credit Agreement Agent to further evidence the same for filing and recording with all applicable filing and recording offices.

     3. Upon the Unsecured Credit Agreement Agent having delivered the Closing Notices as contemplated in paragraph 1 and paragraph 2 above, the Unsecured Credit Agreement and the other Loan Documents (as defined in the Unsecured Credit Agreement) shall immediately thereupon constitute an amendment and restatement, but not a novation or an extinguishment, of the Secured Loan Agreement and the other Loan Papers, except that letters of credit issued by any one or more of the undersigned under the Secured Loan Agreement which remained outstanding as of April 26, 1994 (which, together with all supporting documents delivered by the Company or Farms in connection therewith, shall thereafter be deemed to be Loan Documents under the Unsecured Credit Agreement) shall not be terminated or affected thereby, and any indemnification or other provisions of the Secured Loan Agreement or any other Loan Papers expressly intended to survive the termination of the Secured Loan Agreement or such other Loan Papers, shall not be terminated or otherwise affected thereby.

     4. Each of the undersigned shall, upon the request of the Unsecured Credit Agreement Agent from time to time, execute and deliver, or cause to be executed and delivered, such further documents and instruments and do, or cause to be done, such further acts as may be reasonably requested by the Unsecured Credit Agreement Agent or necessary or proper to evidence the foregoing or to carry out more effectively the provisions of this letter agreement, all at the expense of the party requesting such documents, instruments or acts.

     5. Notwithstanding anything to the contrary contained in this letter agreement, nothing contained in this letter agreement is intended to affect, nor shall it affect, in any way any rights or obligations of any person arising under or in connection with (a) that certain Note Purchase Agreement dated as of August 27, 1992 by and among the Company, Pierre Frozen Foods, Inc., Rabobank, Metropolitan Life Insurance Company and John Hancock Mutual Life Insurance Company (as amended, the "Pierre Foods Facility Note Purchase Agreement") or any of the Transaction Documents (as defined in the Pierre Foods Facility Note Purchase Agreement) and (b) that certain Term Loan Agreement dated as of July 18, 1985, by and among the Company and Rabobank (as amended, the "Springfield Facility Loan Agreement"), or any of the Loan Documents (as defined in the Springfield Facility Loan Agreement).

          [REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

    This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     Please call               of the Bank of America at (   )
 -       if you should have any questions regarding this matter.

                              Very truly yours,

                         BANK OF AMERICA NATIONAL TRUST AND
                         SAVINGS ASSOCIATION


                         By:
                         Name:
                         Title:


                         NATIONSBANK OF TEXAS, N.A.


                         By:
                         Name:
                         Title:


                         COOPERATIEVE CENTRALE RAIFFEISEN-
                         BOERENLEENBANK B.A., "RABOBANK
                         NEDERLAND", NEW YORK BRANCH



                         By:
                             Authorized Signature



                         By:
                             Authorized Signature


        [A Signature Page of Letter Agreement dated as of
       April   , 1994, among NationsBank of Texas, N. A.,
      Cooperatieve Centrale Raiffeisen-Borenleenbank B.A.,
             "Rabobank Nederland", New York Branch,
        Caisse Nationale de Credit Agricole, Harris Trust
     and Savings Bank and Bank of America National Trust and Savings Association, individually and as collateral agent]

                             CAISSE NATIONALE DE CREDIT AGRICOLE


                              By:
                              Name:
                              Title:


                              HARRIS TRUST AND SAVINGS BANK


                              By:
                              Name:
                              Title:


                              BANK OF AMERICA NATIONAL TRUST AND
                              SAVINGS ASSOCIATION, as Collateral
                              Agent under the Secured Loan
                              Agreement


                              By:
                              Name:
                              Title:


Acknowledged and agreed to
as of                  , 1994:

HUDSON FOODS, INC.


By:
Name:
Title:

HUDSON FARMS, INC.


By:
Name:
Title:



  [A Signature Page of Letter Agreement dated as of
 April   , 1994, among NationsBank of Texas, N. A.,
Cooperatieve Centrale Raiffeisen-Borenleenbank B.A.,
       "Rabobank Nederland", New York Branch,
  Caisse Nationale de Credit Agricole, Harris Trust and Savings Bank and Bank of America National Trust and
Savings Association, individually and as collateral agent]